Filed Pursuant to Rule 424(b)(5)

Registration No. 333-233756

Calculation of Filing Fee Table

424B5

(Form Type)

Catalent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.01 par value per share	457(o)	487,092	$102.65	$49,999,993.80	0.0000927	(1)
	Total Offering Amount					$49,999,993.80
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							(1)

(1)

No separate consideration was received for these shares of common stock, which were issuable upon conversion of the Series A Convertible Preferred Stock issued by Catalent, Inc., and, therefore, no registration fee for these shares is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 13, 2019)

Catalent, Inc.

Common Stock

On February 6, 2022, affiliates of Leonard Green & Partners, L.P (referred to collectively as the “selling stockholders”) entered into an agreement to sell 487,092 shares of our common stock to Novo Holdings A/S pursuant to this prospectus supplement and the accompanying prospectus at a price of $102.65 per share. No underwriter or placement agent was retained with respect to such sale and therefore no underwriter discounts or commissions are payable. For more information with respect to the sale of shares of common stock pursuant to this prospectus supplement, see “Selling Stockholders.”

Our common stock is listed on the New York Stock Exchange under the symbol “CTLT.” On February 4, 2022, the last reported sale price of our common stock was $102.65 per share.

Investing in our common stock involves risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 6, 2022.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of our common stock of each selling stockholder sold pursuant to this prospectus supplement. This table supplements the table set forth under “Selling Stockholders” in the accompanying prospectus. All of the shares of Series A Preferred Stock held by the selling stockholders were converted into shares of common stock on November 18, 2021. Each stockholder’s percentage ownership before and after the completion of this sale is based on 179,128,114 shares of common stock outstanding as of February 4, 2022.

Name of Selling Stockholders(1)	Common Stock Beneficially Owned Prior to this Sale	Percentage of Common Stock Beneficially Owned Prior to this Sale	Common Stock to be Sold in this Sale	Common Stock Beneficially Owned After this Sale	Percentage of Common Stock Beneficially Owned After this Sale
Green Equity Investors VII, L.P.	2,152,600	1.2%	217,645	1,934,955	1.1%
Green Equity Investors Side VII, L.P.	2,543,583	1.4%	257,176	2,286,407	1.3%
LGP Associates VII-A LLC	12,175	* %	1,231	10,944	* %
LGP Associates VII-B LLC	109,196	0.1%	11,040	98,156	0.1%

Total	4,817,554	2.7%	487,092	4,330,462	2.4%

(1)

LGP, a Delaware limited partnership, and its individual controlling affiliates, including Peter Zippelius who is a director of the Company, may be deemed to control all shares of common stock owned by the selling stockholders. LGP and such affiliates (including Mr. Zippelius) each disclaim beneficial ownership of the shares of common stock held by the selling stockholders, except to the extent of their respective pecuniary interest, if any, therein.

*	Indicates an amount less than 0.1%.

S-1

Prospectus

Catalent, Inc.

Series A Preferred Stock

Common Stock

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus of up to an aggregate of (i) 650,000 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), originally issued on May 17, 2019 in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and (ii) up to 17,250,000 shares of our common stock, par value $0.01 per share, issuable upon conversion of the 650,000 shares of Series A Preferred Stock. See “Selling Stockholders” for information regarding the selling stockholders. Subject to the transfer restrictions applicable to the Series A Preferred Stock and the common stock held by the selling stockholders, the selling stockholders may offer and sell shares of our Series A Preferred Stock or common stock in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The selling stockholders may sell all or a portion of the shares of our Series A Preferred Stock or common stock through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions, concessions or fees from the selling stockholders, the purchasers of the shares of our Series A Preferred Stock or common stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares of our Series A Preferred Stock or common stock may be sold. To the extent required, the names of any underwriter, broker-dealer or agent, the specific terms of the plan of distribution, any option to purchase additional securities and any applicable discount, commission, concession or fee will be set forth in a prospectus supplement to this prospectus. We will not receive any of the proceeds from the selling stockholders’ sale of shares of our Series A Preferred Stock or common stock. We have agreed to bear the expenses (other than underwriting discounts, selling commissions or concessions or agency fees) in connection with the registration of the offer and sale of the Series A Preferred Stock and the common stock that the selling stockholders are offering under this prospectus.

You should carefully read this prospectus and any applicable prospectus supplement or free writing prospectus, together with any document we incorporate by reference, before you invest in any Series A Preferred Stock or common stock the selling stockholders may offer hereby.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CTLT.” Our Series A Preferred Stock is not listed on any exchange, and we do not intend to list our Series A Preferred Stock on any exchange.

Investing in our Series A Preferred Stock or common stock involves risks. You should carefully consider the risk factors beginning on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement before investing in our Series A Preferred Stock or common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 13, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using an “automatic shelf” registration process. Under this process, the selling stockholders or their pledgees, donees, transferees or other successors-in-interest may, from time to time, offer or sell shares of our Series A Preferred Stock or common stock in one or more offerings or resales.

This prospectus provides you with a general description of the shares of the Series A Preferred Stock and common stock that the selling stockholders may offer, sell or otherwise dispose of. When the selling stockholders sell shares of our Series A Preferred Stock or common stock using this prospectus, we will, to the extent required, provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. Any prospectus supplement and any free writing prospectus will contain more specific information about that offering. Any prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the information in any prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information that is incorporated or deemed to be incorporated by reference in this prospectus before making an investment in our Series A Preferred Stock or common stock. See “Information Incorporated by Reference.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed to be incorporated by reference in this prospectus, can be read on the SEC website mentioned under the heading “Where You Can Find More Information.”

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information included in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus. We have not authorized anyone to give you different information, and if you are given any information that is not contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus, you must not rely on that information. No selling stockholder is making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Except where the context requires otherwise, references in this prospectus to “Catalent,” the “Company,” “we,” “us,” and “our” refer to Catalent, Inc., together with its consolidated subsidiaries. In this prospectus, when we refer to our fiscal years, we say “fiscal” and the year number, as in “fiscal 2019,” which refers to our fiscal year ended June 30, 2019. We refer in this prospectus to our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 as our “2019 Form 10-K.”

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement (including the information incorporated or deemed to be incorporated by reference herein and therein) and any free writing prospectus that we may provide to you in connection with an offering of our Series A Preferred Stock or common stock contain forward-looking statements that reflect our current views with respect to, among other things, the markets in which we operate and our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “future,” “forward,” “sustain” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under the heading “Risk Factors” in the 2019 Form 10-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included, incorporated by reference or deemed to be incorporated by reference in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

TRADEMARKS AND SERVICE MARKS

We have U.S. or foreign registration in the following marks, among others: Catalent®, Clinicopia®, CosmoPod®, Easyburst®, FastChain®, Follow the Molecule®, Galacorin®, GPEx®, Liqui-Gels®, OmegaZero®, OptiDose®, OptiForm®, OptiGel®, OptiGel® Bio, OptiMelt®, OptiShell®, Paragon Bioservices®, Pharmatek®, RP Scherer®, SMARTag®, SupplyFlex®, Vegicaps®, and Zydis®. This prospectus also includes trademarks and trade names owned by other parties, and these trademarks and trade names are the property of their respective owners. We use certain other trademarks and service marks, including FlexDose™, Manufacturing Miracles™, OneBioSM, OneBio SuiteSM, OptiPact™, PEEL-ID™, Savorgel™, Softdrop™, and Zydis Ultra™ on an unregistered basis in the United States and abroad.

Solely for convenience, the trademarks, service marks and trade names identified in or incorporated by reference in this prospectus may appear without the ®, SM, and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names.

OUR COMPANY

We are the leading global provider of advanced delivery technologies and development solutions for drugs, biologics, and consumer health products. With over 85 years serving the industry, we have proven expertise in bringing more customer products to market faster, enhancing product performance, and ensuring reliable clinical and commercial product supply. We employ over 12,000 people, including approximately 2,400 scientists and technicians, at 39 facilities across five continents and in fiscal 2019 generated $2.5 billion in annual revenue.

For a description of our business, financial condition, results of operations, and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Catalent, Inc. is a Delaware corporation. Our principal executive offices are located at 14 Schoolhouse Road, Somerset, New Jersey 08873, and our telephone number is (732) 537-6200. We maintain a website at www.catalent.com. The information contained on or accessible through our website neither constitutes part of this prospectus nor is incorporated by reference in this prospectus.

RISK FACTORS

Investing in our Series A Preferred Stock or common stock involves risks. You should carefully consider the risks and uncertainties discussed below and in our 2019 Form 10-K, which is incorporated by reference in this prospectus, under the caption “Risk Factors,” as well as other risks and uncertainties discussed under this caption or any similar caption in the other documents that we file with the SEC on or after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of our Series A Preferred Stock or common stock pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our Series A Preferred Stock or common stock to decline. You could lose all or part of your investment.

Risks Related to the Series A Preferred Stock

The Series A Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation, dissolution or winding up.

In the event of bankruptcy, liquidation, dissolution or winding up, holders of the Series A Preferred Stock and any share of preferred stock we may issue in the future will be entitled to be paid in full before any payment is made to the holders of our common stock. However, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our liabilities have been paid. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries’ liabilities, to pay amounts due on the Series A Preferred Stock. As of September 10, 2019, our shares of Series A Preferred Stock had an aggregate liquidation preference of $656.2 million.

The Series A Preferred Stock may rank junior in rights and preferences to preferred stock issued by us in the future.

For so long as there are at least 100,000 shares of Series A Preferred Stock issued and outstanding, the written consent or affirmative vote of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock will be required prior to the issuance of any preferred stock with terms expressly senior to, or on a parity basis with, the Series A Preferred Stock. Thereafter, we may issue preferred stock with terms expressly senior to, or on a parity basis with, the Series A Preferred Stock. The terms of any future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock, redemptions of the Series A Preferred Stock or distributions upon the liquidation, dissolution or winding up of the Company. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividend will be paid on the Series A Preferred Stock, and no Series A Preferred Stock may be redeemed or otherwise acquired by us prior to the redemption of such future senior preferred stock. This could result in dividends on the Series A Preferred Stock not being paid when contemplated, or the redemption of the Series A Preferred Stock not occurring when contemplated. In addition, in the event of our liquidation, dissolution or winding up, the terms of any future senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of such future senior preferred stock are paid in full.

An active trading market for the Series A Preferred Stock may not develop.

The Series A Preferred Stock has no established trading market and is not listed on any securities exchange, and we do not intend to list the Series A Preferred Stock on any such exchange. Investors seeking liquidity will generally be limited to selling their shares of Series A Preferred Stock in the secondary market or selling shares of the underlying common stock. We cannot assure you that an active trading market in the Series A Preferred Stock will develop, and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series A Preferred Stock will be limited.

The market price of the Series A Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for the Series A Preferred Stock develops, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our common stock, due, among other reasons, to the conversion and redemption features of the Series A Preferred Stock. We cannot predict how our common stock will trade in the future. This trading may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for other types of preferred stock or other classes of our capital stock, including our common stock.

The trading price of our common stock has been and continues to be volatile. Since shares of our common stock were offered for sale in our initial public offering on July 31, 2014 through September 10, 2019, our common stock price ranged from $18.92 to $58.38. The trading price of our common stock may be adversely affected due to a number of factors, including the following:

•	results of operations that vary from the expectations of securities analysts or investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts or investors;

•	declines in the market prices of stocks generally, or those of pharmaceutical or other healthcare companies;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions or regulatory actions taken with respect to our business or the business of any of our competitors or customers;

•	future sales of our common stock or other securities;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public response to press releases or other public announcements by us or third parties, including our filings with or information furnished to the SEC;

•	announcements relating to or developments in litigation;

•	guidance, if any, that we provide to the public, any change in this guidance, or any failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in the accounting principles we use to record our or our application of these principles to our business; and

•	other events or factors, including those resulting from natural disasters, hostilities, acts of terrorism, geopolitical activity, or responses to these events.

Broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance, and, in turn, the Series A Preferred Stock. In addition, price volatility may be greater if the public float or trading volume of our common stock is low, and the amount of public float on any given day can vary depending on whether our stockholders choose to hold for the long term.

In addition, we expect that the market price of the Series A Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Series A Preferred Stock and may negatively affect the holders’ investment.

Our third amended and restated certificate of incorporation (the “Certificate of Incorporation”) authorizes us to issue 1.0 billion shares of our common stock and 100.0 million shares of our preferred stock, but, as of September 10, 2019, we have issued only approximately 146 million shares of our common stock and 650,000 shares of our preferred stock. Subject to various limitations set forth in the NYSE listing requirements, the agreements governing our existing indebtedness, and the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (as amended by the Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, the “Certificate of Designation”), we have substantial flexibility in issuing additional shares of our common stock or preferred stock, as well as securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or preferred stock or any substantially similar securities. The market price of our common stock or Series A Preferred Stock could decline as a result of sales of a large number of shares of common stock or Series A Preferred Stock or related securities or the perception that such sales could occur. For example, if we issue preferred stock in the future that ranks senior to our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

In addition, beginning on May 17, 2020, each share of Series A Preferred Stock will be convertible at the option of the holder thereof into shares of our common stock. The conversion of some or all of the outstanding shares of Series A Preferred Stock will dilute the ownership interest of the existing holders of shares of our common stock. Any sales in the public market of shares of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock and Series A Preferred Stock and may make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate. In addition, the existence of the Series A Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of the Series A Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of our common stock may have a negative effect on the market price for the Series A Preferred Stock.

The Series A Preferred Stock is subject to conversion at our option in certain circumstances based on the trading price of our common stock.

At any time after May 17, 2022, if the volume-weighted average price per share of our common stock is greater than 150% of the then-applicable conversion price for at least 30 consecutive trading days, measured as of the date we send the applicable notice to convert, we will have the right (but not the obligation) to convert all (but not less than all) of the shares of the Series A Preferred Stock into shares of our common stock. Each share of Series A Preferred Stock will be convertible into a number of shares of common stock determined by dividing the sum of the stated value of such share of Series A Preferred Stock on the conversion date and any accrued and unpaid dividends with respect to such share of Series A Preferred Stock by the then-applicable conversion price. Following any such conversion, a holder of Series A Preferred Stock will no longer be entitled to the dividend or other rights associated with the Series A Preferred Stock. For further information, see “Description of Series A Preferred Stock—Conversion—Mandatory Conversion.”

The Series A Preferred Stock bears a risk of redemption by us.

At any time after May 17, 2024, we have the right (but not the obligation) to voluntarily redeem all (but not less than all) of the shares of the Series A Preferred Stock for cash, whole shares of our common stock or a combination of cash and whole shares of our common stock, at our election, at a redemption price per share equal to the sum of the stated value of such share of Series A Preferred Stock on the redemption date and any accrued and unpaid dividends with respect to such share of Series A Preferred Stock. In addition, we will be required to redeem the Series A Preferred stock upon the occurrence of a change of control event. Therefore, holders of shares of Series A Preferred Stock should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series A Preferred Stock may make it difficult or impossible to sell shares of Series A Preferred Stock for a higher price, even if the market price for such shares had previously been higher. Further, any such redemption may occur at a time that is unfavorable to holders of the Series A Preferred Stock. For further information, see “Description of Series A Preferred Stock—Redemption.”

We have an obligation to redeem shares of Series A Preferred Stock in limited circumstances.

The shares of Series A Preferred Stock, unlike indebtedness, will only give rise to a claim for payment of a principal amount at a particular date upon the occurrence of a change of control event. As a result, holders of shares of Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an extended period. In the event of certain types of change of control, we will be required to redeem each share of Series A Preferred Stock for cash in an amount equal to the greater of (i) the sum of (a) the product of (1) the applicable change of control multiplier set forth in the Certificate of Designation and (2) the stated value of such share of Series A Preferred Stock on the redemption date, and (b) any accrued and unpaid dividends with respect to such share of Series A Preferred Stock and (ii) the amount of cash and/or other assets the holder of such share of Series A Preferred Stock would have received had such holder, as of the business day immediately preceding the effective date of such change of control event, converted such share of Series A Preferred Stock into shares of our common stock and participated in such event as a holder of shares of common stock. See “Description of Series A Preferred Stock—Redemption—Mandatory Redemption Upon a Change of Control.”

We may not be able to pay the redemption price of the Series A Preferred Stock upon a change of control.

As summarized above, in the event of a change of control, we will be required to redeem all of your shares of Series A Preferred Stock at the applicable change of control redemption price. However, we may not have sufficient financial resources to purchase all of the shares of Series A Preferred Stock in cash or may be otherwise unable to pay the applicable change of control redemption price.

We may be restricted from making cash payments with respect to the Series A Preferred Stock.

We are currently subject to various restrictions, including restrictions set forth in the Certificate of Designation, on our ability to pay dividends, and, in the future, we may agree to additional restrictions on our ability to pay dividends. In particular, any debt agreement that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, or our ability to make any cash payment upon conversion or redemption of the Series A Preferred Stock.

Even if contractual provisions allow us to pay dividends or make cash payments upon conversion or redemption of the Series A Preferred Stock, under the General Corporation Law of the State of Delaware (the “DGCL”), we can only make such payments out of our “surplus,” or, if there is no surplus, out of our “net profits” for the fiscal year in which the payment occurs or the preceding fiscal year. Additionally, because we are a holding company with no revenue-generating capability, we will only be able to pay dividends or make cash payments with respect to the Series A Preferred Stock with funds we receive from our subsidiaries. Our ability to receive capital from our subsidiaries to pay such dividends or make such cash payments is currently limited by covenants in the agreements governing our existing indebtedness and may be further limited by any debt agreement that we enter into in the future. Dividends on the Series A Preferred Stock will only be paid when, as and if declared by our board of directors. Our board of directors may elect not to declare dividends on the Series A Preferred Stock. For additional information, see “Description of Capital Stock—Dividends.”

The conversion rate of the shares of Series A Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of Series A Preferred Stock or common stock issuable upon conversion of shares of Series A Preferred Stock.

The number of shares of our common stock that holders of shares of Series A Preferred Stock are entitled to receive upon conversion of a share of Series A Preferred Stock is subject to adjustment for certain events arising from subdivisions, consolidations or reclassifications of our common stock, certain purchases of our common stock by us or our subsidiaries and certain issuances of our common stock or other securities convertible into or exchangeable for our common stock. We will not adjust the conversion rate for certain other events, including, among others, the issuance of our common stock pursuant to options or rights to purchase such shares pursuant to benefit plans or employee or director agreements, the conversion, exchange or exercise of certain classes of capital stock, the issuance of certain classes of capital stock in connection with any “business combination” or in connection with certain acquisitions, the issuance of securities of a joint venture or for a change in the par value of our common stock. There can be no assurance that an event that adversely affects the value of the Series A Preferred Stock but does not result in an adjustment to the conversion rate will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series A Preferred Stock. In addition, we are not restricted from offering common stock in the future or engaging in other transactions that may dilute our common stock.

The Series A Preferred Stock has not been rated.

The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series A Preferred Stock.

If our common stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock, or common stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

The terms of the Series A Preferred Stock do not protect you if our common stock is delisted. Because the Series A Preferred Stock has no stated maturity date, holders of shares of Series A Preferred Stock may be forced to elect between converting their shares of Series A Preferred Stock into illiquid shares of our common stock or holding their shares of Series A Preferred Stock and receiving stated dividends on the stock when, as and if authorized by our board of directors and declared by us, with no assurance as to ever receiving the liquidation preference. Accordingly, if our common stock is delisted, the ability of holders of shares of Series A Preferred Stock to transfer or sell their shares of the Series A Preferred Stock, or common stock upon conversion, may be limited and the market value of shares of the Series A Preferred Stock will be materially adversely affected.

Holders of Series A Preferred Stock may be unable to use the dividends-received deduction, and may not be eligible for the preferential tax rates applicable to “qualified dividend income,” in each case, for U.S. federal income tax purposes.

Distributions paid to corporate U.S. holders of shares of Series A Preferred Stock (or common stock) may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of shares of Series A Preferred Stock (or common stock) may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We may not have sufficient current or accumulated earnings and profits for the distributions on Series A Preferred Stock (or common stock) to qualify as dividends for U.S. federal income tax purposes. If a distribution fails to qualify as a dividend for U.S. federal income tax purposes, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distribution on the Series A Preferred Stock (or common stock) is not eligible for the dividends-received deduction or the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Series A Preferred Stock (or our common stock) may decline.

Holders may have a cash tax liability if we make distributions on shares of the Series A Preferred Stock by increasing the stated value of such shares, even though holders would not receive any cash.

We are permitted to make distributions on shares of the Series A Preferred Stock in whole or in part by increasing the stated value of such shares rather than in cash. The U.S. federal income tax treatment of a distribution on the Series A Preferred Stock that occurs in the form of increasing the stated value of the shares of Series A Preferred Stock is not entirely clear. Such a distribution is generally expected to be tax-free, except that it may be a taxable distribution to the holder if a cash distribution is made on our common stock within the 36 months before or after a distribution on the Series A Preferred Stock in the form of an increase in the stated value of the shares of Series A Preferred Stock. However, the Internal Revenue Service (“IRS”) may disagree and take the position that distributions in the form of increasing the stated value of the shares of Series A Preferred Stock will be taxable in the same manner as cash distributions. If such a distribution is treated as a taxable distribution, the holder’s tax liability may exceed the cash such holder receives with respect to its shares of Series A Preferred Stock, in which case the holder would be required to use funds from other sources to satisfy its tax liability arising from its ownership of such shares. See “Material U.S. Federal Income Tax Considerations—U.S. Holders—Increases of the Stated Value of the Series A Preferred Stock” and “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders—Increases of the Stated Value of the Series A Preferred Stock” regarding the U.S. federal income tax consequences of distributions on shares of the Series A Preferred Stock.

Holders may have a cash tax liability if we adjust the conversion price of the Series A Preferred Stock in certain circumstances, even though holders would not receive any cash.

As summarized in “Description of Series A Preferred Stock—Anti-Dilution—Adjustments,” we will adjust the conversion price applicable to shares of Series A Preferred Stock in certain circumstances. Upon certain adjustments to the conversion price (or upon certain other transactions that do not require an adjustment to the conversion price and result in an increase in a holder’s proportionate interest in our earnings and profits), a holder may be treated for U.S. federal income tax purposes as having received a constructive distribution from us, resulting in taxable income to such holder, even though the holder would not receive any cash in connection with the adjustment to the conversion price (or such other transaction) and even though the holder might not exercise its conversion rights. In addition, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of shares of Series A Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion price of the Series A Preferred Stock.

USE OF PROCEEDS

All shares of Series A Preferred Stock and common stock offered by this prospectus are being registered for the accounts of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Unless the context otherwise requires, the definitions of terms provided in this “Unaudited Pro Forma Financial Statements” section apply solely for purposes of this section. On May 17, 2019, Catalent, Inc. (“Catalent” and, together with its subsidiaries, the “Company”), through its wholly owned subsidiary Catalent Holdco I Inc. (“Merger Sub”), a wholly owned subsidiary of Catalent Pharma Solutions, Inc. (in such capacity, “Buyer,” and otherwise referred to as “Operating Company”), completed its acquisition of Paragon Bioservices, Inc. (“Paragon”), pursuant to the merger of Merger Sub with and into Paragon (the “Merger”), with Paragon continuing as the surviving company in the Merger and as an indirect, wholly owned subsidiary of Buyer.

The acquisition was completed in accordance with the Agreement and Plan of Merger, dated as of April 14, 2019 (as amended, the “Merger Agreement”), by and among Buyer, Merger Sub, Paragon, Pearl Shareholder Representative, LLC, as representative of the Company Securityholders (as defined in the Merger Agreement), and, solely with respect to Sections 4.12 (solely with respect to the Equity Financing (as defined in the Merger Agreement)) and 8.19 of the Merger Agreement, Catalent.

The purchase price was $1.2 billion in cash, subject to customary escrow arrangements and a purchase price adjustment related to, among other things, the amount of Paragon’s working capital (as adjusted, the “Closing Payment”). The Company financed the portion of the Closing Payment due at the closing of the Merger and related fees and expenses with the net proceeds of the Preferred Stock Issuance and the Incremental Dollar Term Loans (each as defined below).

During May 2019, the Company designated 1,000,000 shares of its preferred stock, par value $0.01, as its “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), pursuant to a certificate of designation of preferences, rights, and limitations (as amended, the “Certificate of Designation”) filed with the Delaware Secretary of State, and issued and sold 650,000 shares of the Series A Preferred Stock (the “Preferred Stock Issuance”) for an aggregate purchase price of $650.0 million, to affiliates of Leonard Green & Partners, L.P. (the “Series A Investors”), each share having an initial stated value of $1,000 (as such value may be adjusted in accordance with the terms of the Certificate of Designation, the “Stated Value”). The Series A Preferred Stock ranks senior to the Company’s common stock, par value $0.01 (the “Common Stock”), with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company.

The holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock as a single class on an “as-converted” basis and, for so long as the Series A Investors or their successors have the right to designate a nominee for election to the Company’s board of directors pursuant to the terms and conditions of the stockholders’ agreement, dated as of May 17, 2019, by and between the Company and the Series A Investors, have the right to elect one board member voting as a separate class. The holders of a majority of the issued and outstanding shares of Series A Preferred Stock also have veto rights over (a) certain amendments to the Company’s organizational documents that would have an adverse effect on the rights, preferences, privileges, or voting powers of the Series A Preferred Stock; (b) the issuance of senior or pari passu securities; or (c) the incurrence of indebtedness above certain leverage ratios, as set forth in the Certificate of Designation.

Holders of shares of Series A Preferred Stock are also entitled (a) to receive a cumulative annual dividend equal to 5.0% of the Stated Value, payable quarterly in arrears in cash, by increasing the Stated Value, or in a combination thereof, at Catalent’s election, with such rate subject to an increase to 6.5% or 8.0% depending on the price of the Common Stock at the fourth (or in certain cases fifth) anniversary of the initial issuance, as set forth in the Certificate of Designation, and (b) to participate in the distribution of any ordinary dividend on the Common Stock calculated on an as-converted basis.

The Series A Preferred Stock is subject to conversion or redemption under various circumstances, including the right of holders to convert some or all of their shares into shares of Common Stock after May 17, 2020 at a price initially equal to $49.5409 (the “Conversion Price”) and the Company’s right to (x) convert all outstanding shares of Series A Preferred Stock at any time after May 17, 2022 if the average of the volume-weighted average price per share of Common Stock for thirty consecutive trading days exceeds 150% of the then-applicable

Conversion Price or (y) redeem all outstanding shares of Series A Preferred Stock at any time after May 17, 2024 at a price per share equal to the Stated Value, plus accrued and unpaid dividends, for cash, shares of Common Stock, or a combination thereof. The Conversion Price is subject to customary anti-dilution and other adjustments. In addition, holders of shares of Series A Preferred Stock are eligible to demand redemption of their shares in the event of a change of control.

In May 2019, Operating Company completed a fourth amendment (the “Fourth Amendment”) to its Amended and Restated Credit Agreement, dated as of May 20, 2014 (as amended through the Fourth Amendment, the “Credit Agreement”). As part of the Fourth Amendment, Operating Company borrowed $950.0 million aggregate principal amount of incremental term B loans (the “Incremental Dollar Term Loans”) and replaced the existing revolving credit commitments of $200.0 million with new revolving credit commitments of $550.0 million (the “Incremental Revolving Credit Commitments”). The Incremental Dollar Term Loans constitute a new class of U.S. dollar-denominated term loans under the Credit Agreement with the same principal terms as the then-existing U.S. dollar-denominated term loans (other than the maturity date) under the Credit Agreement (the “2024 USD Term Loans”). The proceeds of the Incremental Dollar Term Loans were used to pay the fees and expenses related to the Fourth Amendment, a voluntary prepayment of $300.0 million principal amount of previously outstanding 2024 USD Term Loans, and a portion of the Closing Payment. The Incremental Dollar Term Loans will mature at the earlier of (1) May 17, 2026 and (2) the 91st day prior to the maturity of Operating Company’s 4.75% senior unsecured notes due 2024 (the “Euro Notes”) or a permitted refinancing thereof, if on such 91st day any of the Euro Notes remains outstanding. There is a prepayment premium of 1.00% to any principal amount of the Incremental Dollar Term Loans that is subject to a repricing event during the first six-month period after the Fourth Amendment effective date. The Incremental Revolving Credit Commitments constitute revolving credit commitments under the Credit Agreement with the same principal terms as the previously existing revolving credit commitments under the Credit Agreement, except that the maturity date for revolving loans is now the earlier of (1) May 17, 2024 and (2) the 91st day prior to the maturity of any dollar term loans or euro term loans under the Credit Agreement, or any permitted refinancing thereof, if on such 91st day any of such dollar term loans or euro term loans remains outstanding. Under the Credit Agreement, the applicable rate for U.S. dollar-denominated term loans, including the Incremental Dollar Term Loans, is LIBOR (f/k/a the London Interbank Offered Rate, subject to a floor of 1.00%) plus 2.25%, and the applicable rate for euro-denominated term loans is Euribor (the Euro Interbank Offered Rate published by the European Money Markets Institute, subject to a floor of 1.00%) plus 1.75%. The applicable rate for the revolving loans is initially LIBOR plus 2.25%, and such rate can be reduced to LIBOR plus 2.00% in future periods based on a measure of Operating Company’s total leverage ratio. The outstanding euro-denominated term loans under the Credit Agreement will mature in May 2024.

The Preferred Stock Issuance and the Fourth Amendment, including the application of the proceeds of the Incremental Dollar Term Loans as described above, are collectively referred to as the “Financing Transactions.” The Merger and the Financing Transactions are collectively referred to as the “Transactions.”

In addition, Operating Company raised $500.0 million, before fees and expenses, through an offering of U.S. dollar-denominated senior unsecured notes due 2027 (the “USD 2027 Notes”), and the net proceeds were primarily used to repay in full the remaining outstanding borrowings under the 2024 USD Term Loans. In connection with the USD 2027 Notes offering and the Fourth Amendment, the Company incurred $27.0 million of debt discount and third-party financing costs, of which $5.4 million was expensed and recorded in other expense, net in this unaudited pro forma condensed combined statement of operations.

The following unaudited pro forma condensed combined statement of operations for the year ended June 30, 2019 gives effect to the Transactions and the offering of the USD 2027 Notes as if all of them had occurred on July 1, 2018. Because the Transactions and the offering of the USD 2027 Notes all occurred prior to the end of the Company’s 2019 fiscal year on June 30, 2019, the Company’s audited consolidated financial statements for fiscal 2019 included in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed August 27, 2019 with the U.S. Securities and Exchange Commission (the “SEC”), includes a balance sheet as of June 30, 2019 that reflects the Transactions and the offering of the USD 2027 Notes.

The Company’s fiscal year ends on June 30, while Paragon’s, prior to the Merger, ended on December 31. Pursuant to Rule 11-02(c)(3) of Regulation S-X under the Securities Act of 1933, as amended, the fiscal years have been conformed to have a fiscal year end of June 30 for the purpose of presenting this unaudited pro forma condensed combined statement of operations, because the two fiscal year ends are separated by more than 93 days.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2019 combines the amounts in the Company’s audited consolidated statement of operations for the year ended June 30, 2019 with the amounts in the unaudited statement of operations of Paragon for the period from July 1, 2018 to May 17, 2019.

The unaudited statement of operations of Paragon for the period from July 1, 2018 to May 17, 2019 was derived by adding the amounts in the unaudited statement of operations of Paragon for the period from April 1, 2019 to May 17, 2019 to the amounts in the unaudited statement of operations for the nine months ended March 31, 2019. The unaudited statement of operations of Paragon for the nine months ended March 31, 2019 was derived by adding the amounts in the unaudited statement of operations of Paragon for the three months ended March 31, 2019 to the amounts in the audited statement of operations of Paragon for the year ended December 31, 2018 and subtracting the amounts in the unaudited statement of operations of Paragon for the six months ended June 30, 2018.

The historical financial data described above is adjusted in the unaudited pro forma condensed combined statement of operations to give effect to those unaudited pro forma adjustments that are (1) directly attributable to the Transactions or the offering of the USD 2027 Notes, (2) factually supportable, and (3) expected to have a continuing impact on the Company’s consolidated operating results. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company’s management believes are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the following information:

•	the notes to the unaudited pro forma condensed combined statement of operations set forth herein;

•

the Company’s audited consolidated financial statements as of June 30, 2019 and for the years ended June 30, 2019 and 2018 filed with the SEC as part of its Annual Report on Form 10-K on August 27, 2019, which is incorporated by reference herein;

•

the audited financial statements of Paragon as of and for the year ended December 31, 2018, which are included in the Company’s Current Report on Form 8-K/A filed with the SEC on June 24, 2019, which is incorporated by reference herein; and,

•

the unaudited financial statements of Paragon as of and for the three months ended March 31, 2019, which are included in the Company’s Current Report on Form 8-K/A filed with the SEC on June 24, 2019, which is incorporated by reference herein.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2019

(dollars in millions, except per share data)

	Catalent, Inc.	Paragon (July 1, 2018 to May 17, 2019) (Note 1)	Reclassification Adjustments (a)	Financing Transactions and Offering Adjustments		Purchase Accounting Adjustments		Other Pro Forma Adjustments		Pro Forma
Net revenue	$2,518.0	$126.4	$—	$—		$—		$(5.6)	(g)	$2,638.8
Cost of sales	1,712.9	75.5	—	—		1.0	(d),(f)	(5.0)	(g)	1,784.4

Gross margin	805.1	50.9	—	—		(1.0)		(0.6)		854.4
Selling, general, and administrative expenses	512.0	22.2	1.8	—		25.8	(c),(d),(f)	(0.8)	(h)	561.0
Impairment charges and loss on sale of assets	5.1	—	—	—		—		—		5.1
Restructuring and other	14.1	—	—	—		—		—		14.1

Operating earnings	273.9	28.7	(1.8)	—		(26.8)		0.2		274.2
Interest expense, net	110.9	—	4.5	31.9	(b)	(1.0)	(e),(f)	—		146.3
Other (income)/expense, net	2.7	65.1	(6.3)	—		—		(56.7)	(i)	4.8

Earnings from operations before income taxes	160.3	(36.4)	—	(31.9)		(25.8)		56.9		123.1
Income tax expense/ (benefit)	22.9	(16.1)	—	—		—		(0.2)	(j)	6.6

Net earnings	$137.4	$(20.3)	$—	$(31.9)		$(25.8)		$57.1		$116.5

Earnings per share
Basic
Net earnings	$0.92									$0.54	(k)
Diluted
Net earnings	$0.90									$0.53	(k)

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

Note 1—Basis of Presentation

The historical consolidated financial statements of Catalent and the historical financial statements of Paragon were each prepared in accordance with accounting principles generally accepted in the United States of America and are shown in U.S. dollars.

As Paragon’s pre-Merger fiscal year of December 31 differed from Catalent’s fiscal year of June 30, in order for the pro forma results to be comparable to Catalent’s, the amounts in the Paragon statement of operations for the period from July 1, 2018 (the beginning of Catalent’s fiscal year) to May 17, 2019 (the date of the Merger) were calculated as follows:

(in millions)	Three months ended March 31, 2019	+	Year ended December 31, 2018	-	Six months ended June 30, 2018	=	Nine months ended March 31, 2019	+	Period from April 1, 2019 to May 17, 2019	=	Period from July 1, 2018 to May 17, 2019
Net revenue	$34.1		$101.1		$42.9		$92.3		$34.1		$126.4
Cost of sales	19.6		71.7		30.6		60.7		14.8		75.5

Gross margins	14.5		29.4		12.3		31.6		19.3		50.9
Selling, general and administrative	7.3		16.0		6.8		16.5		5.7		22.2
Impairment charges and (gain) loss on sale of assets	—		—		—		—		—		—
Restructuring and other	—		—		—		—		—		—

Operating earnings	7.2		13.4		5.5		15.1		13.6		28.7
Other (income)/expense, net	3.2		7.7		4.7		6.2		58.9		65.1

Earnings from operations before income taxes	4.0		5.7		0.8		8.9		(45.3)		(36.4)
Income tax expense/(benefit)	0.9		(5.7)		—		(4.8)		(11.3)		(16.1)

Net earnings	$3.1		$11.4		$0.8		$13.7		$(34.0)		$(20.3)

Note 2—Financing Transactions and Offering Adjustments

As described earlier in this section, the Company financed the Closing Payment and related fees and expenses with the net proceeds of the Financing Transactions. Net proceeds from the Preferred Stock Issuance approximated $646.3 million. Net proceeds from the Incremental Dollar Term Loans approximated $932.0 million, of which $632.0 million was used to finance a portion of the Closing Payment.

The Company used the gross proceeds of $500.0 million from the offering of the USD 2027 Notes to (i) repay in full the outstanding borrowings under the 2024 USD Term Loans of $479.0 million, plus accrued and unpaid interest, (ii) pay fees and expenses of the offering of $9.4 million, and (iii) provide cash on its balance sheet of $11.6 million. See Note 4(b) below.

Note 3—Conforming Accounting Policies

Effective July 1, 2018, the Company adopted Financial Accounting Standards Board Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which was codified as Accounting Standards Codification 606 (“ASC 606”), using the modified retrospective approach applied to contracts that were not completed as of the effective date.

Prior to the Merger, Paragon was not required to adopt ASC 606 until January 1, 2019. However, as a result of the Merger and for purposes of preparing the unaudited pro forma condensed combined statement of operations, adjustments to Paragon’s results are included as if it had adopted ASC 606 effective July 1, 2018 to conform to the Company’s adoption date. Paragon’s deemed adoption of ASC 606 as of July 1, 2018 resulted in decreases in net revenue and cost of sales of $5.6 million and $5.0 million, respectively, which are reflected in the unaudited pro forma condensed combined statement of operations. See Note 4(g) below.

Note 4—Pro Forma Adjustments

The adjustments described below are alphabetically identified in the footnotes of the unaudited pro forma condensed combined statement of operations. This note should be read in conjunction with Note 1—Basis of Presentation, Note 2—Financing Transactions and Offering Adjustments, and Note 3—Conforming Accounting Policies.

(a)

Represents reclassifications to conform Paragon’s results to the Company’s basis of presentation for its audited consolidated statement of operations, which have no effect on the net earnings of Paragon and relate to other (income)/expense of $6.3 million, which were reclassified as follows:

i.	$4.5 million was reclassified to interest expense, net; and

ii.	$1.8 million was reclassified to selling, general, and administrative expenses.

(b)

Represents the adjustments to interest expense totaling $31.9 million in connection with the Incremental Dollar Term Loans, the non-cash amortization of the initial discount, debt issuance and other associated finance costs, the offering of the USD 2027 Notes, and the related repayment of the 2024 USD Term Loans, calculated as follows:

i.	An increase of $27.3 million related to interest on the Incremental Dollar Term Loans;

ii.	An increase of $2.3 million related to the amortization of an aggregate $13.1 million of original issue discount and debt issuance costs incurred in connection with the Incremental Dollar Term Loans;

iii.	An increase of $22.3 million related to interest on the proceeds raised by the offering of the USD 2027 Notes; and

iv.	A decrease of $20.0 million related to the elimination of interest on the 2024 USD Term Loans.

(c)

Represents expense from amortizing intangible assets resulting from the Merger. The intangible assets include commercial customer relationships with an estimated useful life of 15 years, development customer relationships with an estimated useful life of 11 years, and trade names with an estimated useful life of 5 years, which are being amortized on a straight-line basis. The estimated useful life was determined based on a review of the period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and management’s view based on historical experience with similar assets. Total pro forma amortization expense recorded for the year ended June 30, 2019 was $25.4 million. A 10% increase/decrease in the estimated fair value of intangibles will increase/decrease amortization by $2.5 million for the year ended June 30, 2019.

(d)

Represents a net adjustment to depreciation expense of $0.7 million related to the preliminary estimated fair value of the property, plant, and equipment acquired in the Merger representing an increase of $0.5 million and $0.2 million to cost of sales and selling, general, and administrative expenses, respectively.

(e)	Represents the elimination of interest expense due to the paydown of Paragon’s indebtedness upon the Merger of $2.5 million, which is assumed to occur on July 1, 2018.

(f)

Represents adjustments to amortization expense and interest expense as a result of adjusting the historical book value of Paragon’s capital leases to the preliminary estimated fair value, calculated as:

i.	An increase to cost of sales of $0.5 million;

ii.	An increase to selling, general, and administrative expenses of $0.2 million; and

iii.	An increase to interest expense, net of $1.5 million.

(g)	Represents the impact of Paragon’s deemed adoption of ASC 606 as of July 1, 2018, resulting in a decrease in net revenue and cost of sales of $5.6 million and $5.0 million, respectively.

(h)

Represents an adjustment to stock-based compensation expense of $9.2 million related to the incremental expense directly attributable to the Merger that is expected to have a recurring impact over four years and Catalent nonrecurring transaction costs of $(10.0) million directly attributable to the Transactions, which have been eliminated.

(i)	Represents Paragon nonrecurring transaction costs of $(56.7) million directly attributable to the Transactions, which have been eliminated.

(j)

Represents an adjustment to income tax expense/(benefit) of $(0.2) million resulting from tax-affecting the pro forma adjustments at the Company’s U.S. statutory tax rate of 25%, which includes the federal tax rate of 21% and state-blended rate of 4%. No further pro forma adjustment was made to this pro forma income tax benefit which reflects a release of a tax valuation allowance by Paragon which is not directly related to the Merger or the Financing Transactions. The reversal of the valuation allowance and its impact on the effective tax rate is not considered to be representative of the income taxes of the combined organization on a go-forward basis.

(k)

Basic and diluted net earnings per share (“EPS”) are each calculated using the two-class method by dividing adjusted pro forma net earnings by the weighted average shares outstanding and diluted weighted average shares outstanding. Pro forma net earnings are adjusted for the Series A Preferred Stock cumulative dividend and are divided by the weighted average shares of Common Stock outstanding (without assuming conversion of the Series A Preferred Stock) for purposes of calculating basic EPS. For diluted EPS, the denominator includes the weighted average number of basic shares of Common Stock and the number of additional shares of Common Stock that would have been outstanding if the potential shares of Common Stock that were dilutive had been issued, and is calculated using either the two-class, treasury stock or if-converted method, whichever is more dilutive. In computing diluted EPS, the average stock price for the period is used in determining the number of shares of Common Stock assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive shares to the extent their effect would be anti-dilutive.

SELLING STOCKHOLDERS

Shares of Series A Preferred Stock were originally issued on May 17, 2019 pursuant to the terms and conditions of the Equity Commitment and Investment Agreement, dated as of April 14, 2019 (as amended, the “Investment Agreement”), by and among us, Green Equity Investors VII, L.P. and Green Equity Investors Side VII, L.P. (the “Funds”), both affiliates of Leonard Green & Partners, L.P. (“LGP”). On May 17, 2019, we issued 650,000 shares of Series A Preferred Stock to the Funds and other related funds (collectively, the “selling stockholders”) in a transaction that was exempt from the registration requirements of the Securities Act. For further information regarding material relationships and transactions between us and the selling stockholders, see “Certain Relationships and Related Party Transactions.”

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 650,000 shares of Series A Preferred Stock and up to 17,250,000 shares of common stock issuable upon conversion of the Series A Preferred Stock. Beginning on May 17, 2020, each share of Series A Preferred Stock will be convertible at the option of the holder thereof into shares of our common stock. Each share of Series A Preferred Stock will be convertible into a number of shares of common stock determined by dividing the sum of the stated value of such share of Series A Preferred Stock on the conversion date and any accrued and unpaid dividends with respect to such share of Series A Preferred Stock by the then-applicable conversion price. The stated value of the shares of Series A Preferred Stock may increase as a result of dividends not paid in cash. The initial conversion price is $49.5409 per share and is subject to adjustment as summarized in “Description of Series A Preferred Stock.”

Subject to certain customary exceptions, holders of the Series A Preferred Stock are restricted by the terms of the Stockholders’ Agreement (as defined below) from transferring their shares of Series A Preferred Stock or common stock issued upon conversion of Series A Preferred Stock until the earlier to occur of (i) November 17, 2021, and (ii) the occurrence of a transaction resulting in a change of control.

All of the shares of Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock being offered under this prospectus may be sold by the selling stockholders named below. However, the registration of these securities does not necessarily mean the selling stockholders will offer or sell any of their securities under this prospectus or otherwise. As of the date of the original filing of the registration statement of which this prospectus forms a part, we do not know when or in what amounts the selling stockholders may offer the securities for sale. The selling stockholders might not sell any or all of the securities covered by this prospectus. Because the selling stockholders may offer all or some of the securities covered by this prospectus, and because, to our knowledge, no sale of any of the securities is currently subject to any agreement, arrangement or understanding, we cannot estimate the number of securities that will be held by the selling stockholders after completion of any such offering. The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information about the selling stockholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

	Series A Preferred Stock			Common Stock
Name of Selling Stockholder	Number of Shares Owned and Offered Hereby	Number of Shares Owned After Completion of the Offering(1)	Percent of Shares Owned After the Offering	Number of Shares Owned and Offered Hereby(2)	Number of Shares Owned After Completion of the Offering(1)	Percent of Shares Owned After the Offering
LGP Parties(3)
Green Equity Investors VII, L.P.	290,437	—	—	7,707,751	—	—
Green Equity Investors Side VII, L.P.	343,191	—	—	9,107,761	—	—
LGP Associates VII-A LLC	1,641	—	—	43,550	—	—
LGP Associates VII-B LLC	14,731	—	—	390,938	—	—

Total	650,000	—		17,250,000	—

(1)	Assumes that each selling stockholder will sell all shares of our Series A Preferred Stock or common stock offered by it pursuant to this prospectus.
(2)

Represents common stock issuable upon conversion of the Series A Preferred Stock based on an initial conversion price of $49.5409 per share and up to 4,129,528 additional shares of our common stock that may be issued upon conversion of the Series A Preferred Stock pursuant to their terms. The number of shares of our common stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of our common stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling stockholders pursuant to this prospectus may increase or decrease from that set forth in the table above. Any fractional share otherwise issuable upon conversion will be cashed out.

(3)

LGP, a Delaware limited partnership, and its individual controlling affiliates, including Peter Zippelius who is a director of the Company, may be deemed to control all shares of Series A Preferred Stock or common stock owned by the selling stockholders. LGP and such affiliates (including Mr. Zippelius) each disclaim beneficial ownership of the shares of Series A Preferred Stock or common stock held by the selling stockholders, except to the extent of their respective pecuniary interest, if any, therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the issuance of the Series A Preferred Stock, we and the selling stockholders entered into the Stockholders’ Agreement and the Registration Rights Agreement (as defined below). The following descriptions of the Stockholders’ Agreement and the Registration Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Stockholders’ Agreement and Registration Rights Agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

Stockholders’ Agreement

Pursuant to the stockholders’ agreement, dated as of May 17, 2019, by and among us and the selling stockholders (the “Stockholders’ Agreement”), for so long as the holders of Series A Preferred Stock and the holders of common stock issued upon conversion of Series A Preferred Stock (together with the holders of Series A Preferred Stock, the “Relevant Holders”) beneficially own (i) (a) shares of Series A Preferred Stock with an aggregate stated value of at least $250 million, or (b) either (1) shares of common stock having an aggregate value of at least $250 million (calculated by valuing each share of common stock at the average of the volume-weighted average price per share of common stock on the NYSE for the thirty consecutive trading days immediately preceding such date of valuation (the “Common Stock Valuation Methodology”)), or (2) any combination of shares of Series A Preferred Stock or shares of common stock having an aggregate value of at least $250 million, calculated by valuing each share of Series A Preferred Stock at the stated value of such share and each share of common stock pursuant to the Common Stock Valuation Methodology, such Relevant Holders have the right to have one designee of their choosing nominated for election to our board of directors, and (ii) shares of Series A Preferred Stock, shares of common stock, or any combination of shares of Series A Preferred Stock or shares of common stock having an aggregate value of at least $500 million, calculated by valuing each share of Series A Preferred Stock at the stated value of such share and each share of common stock pursuant to the Common Stock Valuation Methodology, such Relevant Holders have the right to appoint one non-voting observer to attend all meetings of our board of directors.

In connection with the issuance of the Series A Preferred Stock, and pursuant to the Stockholders’ Agreement, we increased the size of our board of directors from ten members to eleven members and appointed Peter Zippelius as a director. Mr. Zippelius joined our board of directors on May 17, 2019 to serve a term expiring at the 2019 annual meeting of stockholders or until his successor is duly elected and qualified. Mr. Zippelius was designated by the Funds to be appointed to our board of directors in accordance with the terms and conditions of the Stockholders’ Agreement. Our board of directors considered the independence of Mr. Zippelius in the context of the NYSE listing standards and Catalent’s Corporate Governance Guidelines and concluded that Mr. Zippelius qualifies as an independent director, including with respect to such applicable standards and guidelines.

Pursuant to the Stockholders’ Agreement, for so long as the Relevant Holders are entitled to designate a designee for nomination to our board of directors, each such Relevant Holder is required to vote (i) in favor of each director nominated or recommended by our board of directors for election at any stockholders meeting and against the removal of any director who has been elected following nomination or recommendation by our board of directors, (ii) against any stockholder nomination for director that is not approved and recommended by our board of directors for election at any such meeting, (iii) in favor of our “say-on-pay” proposal and any proposal by us relating to equity compensation that has been approved by our board of directors or the Compensation & Leadership Committee of our board of directors (or any successor committee thereto), (iv) in favor of our proposal for ratification of the appointment of our independent registered public accounting firm, and (v) in accordance with the recommendation of our board of directors with respect to any proposed merger, business combination, or other similar transaction between us and any other person; provided, however, no Relevant Holder is under any obligation to vote in the manner recommended by our board of directors or in any other manner, other than in its sole discretion, with respect to any other matter.

The Relevant Holders are subject to certain standstill restrictions, pursuant to which such Relevant Holders are restricted, among other things and subject to certain customary exceptions, from purchasing additional securities of Catalent, publicly proposing any merger or other extraordinary corporate transaction, initiating any stockholder proposal, or soliciting proxies until the later of (i) May 17, 2022 and (ii) the date on which such Relevant Holders are no longer entitled to designate a nominee to our board of directors.

Subject to certain customary exceptions, holders of the Series A Preferred Stock are restricted by the terms of the Stockholders’ Agreement from transferring their shares of Series A Preferred Stock or common stock issued upon conversion of Series A Preferred Stock until the earlier to occur of (i) November 17, 2021, and (ii) the occurrence of a transaction resulting in a change of control. In addition, other than certain transfers in connection with a registered public offering or pursuant to Rule 144 under the Securities Act, for so long as any share of Series A Preferred Stock is issued and outstanding, the Relevant Holders may not transfer without our prior written consent any share of Series A Preferred Stock or any share of common stock issued upon conversion of Series A Preferred Stock to certain specified persons, including (a) certain of our competitors, (b) any person that has filed (individually or jointly with others in a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))) a report on Schedule 13D or Schedule 13G pursuant to Regulation 13D-G under the Exchange Act, (c) any person who the transferring holder knows or reasonably should know is or has been an activist investor in the three years prior to any such proposed transfer, or (d) any person who the transferring holder knows (after reasonable inquiry of such person) would be required to file (individually or jointly with others in a “group” (as such term is used in Section 13(d)(3) of the Exchange Act)) a report on Schedule 13D or Schedule 13G pursuant to Regulation 13D-G under the Exchange Act with respect to its ownership of shares of our capital stock as a result of the proposed transfer.

For so long as the Relevant Holders are entitled to designate a nominee to our board of directors, such holders have certain customary access and information rights.

Registration Rights Agreement

Pursuant to the registration rights agreement, dated as of May 17, 2019, by and among us and the selling stockholders (the “Registration Rights Agreement”), we must provide to the selling stockholders certain customary registration rights with respect to the shares of Series A Preferred Stock and shares of common stock issued upon any conversion of the Series A Preferred Stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our Certificate of Incorporation, our bylaws and the Certificate of Designation, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Of our authorized shares of preferred stock, 1,000,000 have been designated as Series A Preferred Stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of September 10, 2019, there were 146 million shares of our common stock and 650,000 shares of our Series A Preferred Stock issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of shares of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of shares of our preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. Our common stock is not subject to any further call or assessment by us. There is no redemption or sinking fund provision applicable to the common stock. All issued shares of our common stock are fully paid and non-assessable. The rights, powers, preferences, and privileges of holders of shares of our common stock may be affected by those of the holders of shares of the Series A Preferred Stock and any other series of our preferred stock or other series or class of stock we may authorize and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including, without limitation, convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the powers, including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions, of that series, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by, among other things, restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

For a summary of the material terms of the Series A Preferred Stock as contained in the Certificate of Designation, see “Description of Series A Preferred Stock.” For a summary of certain rights granted in respect of the Series A Preferred Stock, see “Certain Relationships and Related Party Transactions.”

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of all assets minus the fair value of all liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, including in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factor our board of directors may consider relevant.

We have no current plan to pay a dividend on our common stock. Additional terms relating to the payment of dividends under our Series A Preferred Stock are summarized in “—Preferred Stock—Series A Capital Stock.” Because we are a holding company with no revenue-generating capability, we will only be able to pay any dividend with funds we receive from our subsidiaries. Our ability to receive capital from our subsidiaries to pay dividends is currently limited by covenants in the agreements governing our existing indebtedness and may be further limited by the agreement governing any additional indebtedness we may incur.

Annual Stockholder Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation, Our Bylaws and Certain Provisions of Delaware Law

Our Certificate of Incorporation, our bylaws and the DGCL contain provisions, summarized in the following paragraphs, that may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other mechanism that a stockholder might consider in its best interest, including those mechanisms that might result in a premium over the prevailing market price for the outstanding shares of our stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. We may issue additional shares in the future, including through future public offerings, for a variety of corporate purposes, including to facilitate acquisitions of new businesses or individual assets, build new or expand existing facilities, compensate our employees, or repay indebtedness.

The terms of any series of preferred stock that our board of directors may issue may have the effect of discouraging, delaying or preventing a change of control of the Company or the removal of our management.

One of the effects of the existence of unissued and unreserved but authorized stock may be to enable our board of directors to issue shares to persons sympathetic to the goals of current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of stock at prices higher than prevailing market prices.

Temporary Classification of Our Board of Directors; Size of Our Board of Directors

Our Certificate of Incorporation provides that, prior to the 2021 annual meeting of stockholders, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, currently approximately one-third of our board of directors will be elected each year. Beginning at the 2021 annual meeting of stockholders, directors will be elected to one-year terms expiring at the next annual meeting of stockholders. Directors elected or appointed to our board of directors before the 2019 annual meeting of stockholders will complete the remainder of their respective three-year terms. Similarly, any director elected or appointed to fill a vacancy opened by the departure of a director serving a classified term will serve the remainder of the departed director’s term. Accordingly, the Class I directors or such directors’ successors shall hold office for a term expiring at the 2021 annual meeting of stockholders. At the 2019 annual meeting of stockholders, the Class II directors or such directors’ successors will be elected to a one-year term expiring at the 2020 annual meeting of stockholders. At the 2020 annual meeting of stockholders, the Class III directors or such directors’ successors will be elected to a one-year term expiring at the 2021 annual meeting of stockholders. Until the 2021 annual meeting of stockholders, the classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. When fully implemented, the declassification of our board of directors will permit our stockholders to vote annually for all directors (other than the director, if any, elected solely by the holders of shares of our Series A Preferred Stock). Our Certificate of Incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this provision of our Certificate of Incorporation only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our Certificate of Incorporation, directors serving on a classified board may be removed only for cause and directors serving on a non-classified board may be removed with or without cause, in each case by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors. Our Certificate of Incorporation provides that directors elected for a term of more than one year (as well as any successor to such director if such director does not serve the entirety of such term), other than directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be, may be removed only for cause and only by the affirmative vote of a majority in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. All other directors, other than directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be, may be removed with or without cause upon the affirmative vote of a majority in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Certificate of Incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancy on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

In the event of the death, resignation, retirement, disqualification, disability or removal of a director elected or appointed to our board of directors by the holders of shares of our Series A Preferred Stock, as summarized in “Description of Series A Preferred Stock,” the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, to the extent that certain holders of shares of Series A Preferred Stock have the right to designate a director for nomination pursuant to the Stockholders’ Agreement at such time, may elect or appoint a replacement designee to fill the resulting vacancy; provided that, if such director was removed for cause, the replacement designee will not be the same person who was so removed. Other than for cause, a director elected or appointed by the holders of shares of our Series A Preferred Stock may not be removed by our board of directors or holders of our common stock without the prior written consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class.

No Cumulative Voting

Under the DGCL, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting. Therefore, in uncontested elections, a majority of the voting power of our stock will be able to elect all of our directors as to which our common stockholders are entitled to vote. In contested elections, our bylaws provide that the nominees, not exceeding the authorized number fixed by our board of directors, who receive the greatest number of votes will be elected.

Special Stockholder Meetings

Our Certificate of Incorporation provides that, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chair of the board of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals; Proxy Access

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be brought before a stockholders’ meeting, a stockholder will have to comply with these notice procedures and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices neither less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chair of a meeting of the stockholders to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

In addition to the director nomination provisions summarized above, our bylaws contain a “proxy access” provision that allows any stockholder or group of up to twenty stockholders owning, continuously for at least three years, shares representing at least 3% of our outstanding stock entitled to vote in the election of directors to nominate and include, in our proxy materials for an annual meeting of stockholders at which directors may be elected, their own qualifying director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our board of directors (subject to certain limitations set forth in our bylaws). Each of our board of directors (or a committee of our board of directors or any officer designated by our board of directors or a committee of the board of directors) (prior to each annual meeting of stockholders) and the chair of any annual meeting of stockholders shall have the power to determine whether a director nominee has been nominated by a stockholder in accordance with the requirements of the proxy access provision. A stockholder proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date we mailed our proxy materials for the prior year’s annual meeting of stockholders.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation precludes stockholder action by written consent; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation.

Pursuant to the Certificate of Designation, for so long as any share of Series A Preferred Stock remains issued and outstanding, any action required or permitted to be taken by the holders of the Series A Preferred Stock may be effected without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

Amending Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our Certificate of Incorporation. Any amendment, alteration, change, addition or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of all the then-outstanding shares of our stock entitled vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Certificate of Incorporation provides that the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•	until the 2021 annual meeting of stockholders, the provisions providing for a classified board of directors (the election and term of our directors);

•	until the 2021 annual meeting of stockholders, the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66-2/3% supermajority vote and that the bylaws be amended only with a majority vote.

Pursuant to the Certificate of Designation, for so long as any share of Series A Preferred Stock remains issued and outstanding, we must first obtain the written consent or affirmative vote of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock prior to taking certain actions, including changing, amending, altering or repealing certain provisions of our Certificate of Incorporation and bylaws. See “—Preferred Stock—Series A Preferred Stock.”

The current combination of the classification of our board of directors until the 2021 annual meeting of stockholders, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the courts of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director or officer of our Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our bylaws or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, in each such case subject to said courts having personal jurisdiction over the indispensable parties named as defendants in such action. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our Company shall be deemed to have notice of and provided consent to the forum provisions in our Certificate of Incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL or other Delaware law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by Delaware law. We also are expressly authorized to, and do, carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders (net of any increase in premium for directors’ and officers’ liability insurance resulting from a claim). In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We currently are party to indemnification agreements with certain of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CTLT.”

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the material terms of the Series A Preferred Stock (as defined below) as contained in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on May 16, 2019, a copy of which is included as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated by reference herein (as amended by the Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on September 10, 2019, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein, the “Certificate of Designation”). This prospectus registers the sale of up to 650,000 shares of the Series A Preferred Stock by the selling stockholders. Prospective investors are urged to read carefully the Certificate of Designation in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Series A Preferred Stock,” including under “—Definitions,” apply solely for purposes of this section. For purposes of this “Description of Series A Preferred Stock” only, unless the context otherwise requires, references to “Catalent,” the “Company,” “we,” “us,” and “our” refer to Catalent, Inc. and not to any of its subsidiaries.

General

We currently have authorized 100,000,000 shares of preferred stock, par value $0.01 per share. We designated 1,000,000 shares of our authorized preferred stock as “Series A Convertible Preferred Stock,” of which 650,000 shares were issued and outstanding as of September 10, 2019 (the “Series A Preferred Stock”).

Ranking

The Series A Preferred Stock, with respect to dividend rights and rights upon a Liquidation Event (as defined below under “—Liquidation, Dissolution or Winding Up”), ranks:

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senior to each other class or series of our Capital Stock now existing or authorized, classified or reclassified in the future, the terms of which do not expressly provide that such class or series ranks on a parity basis with, or senior to, the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event, including our shares of common stock, par value $0.01 per share (the “Common Stock”) (all such Capital Stock, including the Common Stock, collectively, the “Junior Stock”);

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on a parity basis with each other class or series of our Capital Stock now existing or authorized, classified or reclassified in the future, the terms of which expressly provide that such class or series ranks on a parity basis with the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (all such Capital Stock collectively, the “Parity Stock”); and

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junior to each other class or series of our Capital Stock now existing or authorized, classified or reclassified in the future, the terms of which expressly provide that such class or series ranks senior to the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (all such Capital Stock collectively, the “Senior Stock”).

The Series A Preferred Stock, with respect to dividend rights and rights upon a Liquidation Event, ranks junior to any and all existing or future claims in respect of our Indebtedness or the Indebtedness of any of our Subsidiaries.

Dividends

Each share of Series A Preferred Stock will be entitled to receive, when, as and if authorized and declared by our Board of Directors, out of any funds legally available therefor, cumulative dividends in an amount equal to (i) 5.00% per annum of the Stated Value of such share as of the Record Date for such dividend (such rate per annum, as it may be adjusted pursuant to the terms and conditions of the Certificate of Designation as summarized in the next paragraph, the “Dividend Rate”; each such dividend on the Series A Preferred Stock, a “Regular Dividend” and, collectively, the “Regular Dividends”), and (ii) on an as-converted basis, any dividend or other distribution, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), authorized and declared by our Board of Directors on the issued and outstanding shares of Common Stock in an amount determined by assuming that the number of shares of Common Stock into which such share of such Series A Preferred Stock could be converted on the applicable Record Date for such dividend or distribution on the Common Stock (see “—Conversion—Optional Conversion at Option of Holder”) were issued to, and held by, the Holder of such share of Series A Preferred Stock on such Record Date (each such dividend on the Series A Preferred Stock pursuant to this clause (ii), a “Participating Dividend” and, collectively, the “Participating Dividends” and, together with the Regular Dividends, the “Dividends”).

If the quotient obtained by dividing the Year Four Price by the Announcement Price is (i) eighty percent (80.0%) or greater, but less than one hundred percent (100%), then, effective from and after May 17, 2023, the Dividend Rate will automatically adjust to 6.50% per annum, or (ii) less than eighty percent (80%), then, effective from and after May 17, 2023, the Dividend Rate will automatically adjust to 8.00% per annum; provided, however, that, if the quotient obtained by dividing the Year Four Price by the Announcement Price is equal to or greater than the quotient obtained by dividing the S&P Year Four Price by the S&P Announcement Price, then (x) no adjustment to the Dividend Rate will be made on May 17, 2023, and (y) in lieu of such adjustment, if, on May 17, 2024, the quotient obtained by dividing the Year Five Price by the Announcement Price is (I) eighty percent (80.0%) or greater, but less than one hundred percent (100%), then, effective from and after May 17, 2024, the Dividend Rate will automatically adjust to 6.50% per annum, or (II) less than eighty percent (80%), then, effective from and after May 17, 2024, the Dividend Rate will automatically adjust to 8.00% per annum. For the avoidance of doubt, in the event that the Year Four Price or Year Five Price, as applicable, is equal to or in excess of the Announcement Price, no adjustment or modification to the Dividend Rate will be made hereunder. Except as set forth in this paragraph, the Dividend Rate will not be subject to any adjustment or modification.

Payment of Dividends

Regular Dividends will be payable quarterly in arrears, if, as and when authorized and declared by our Board of Directors, or any of its duly authorized committees, to the extent not prohibited by law, on March 31, June 30, September 30 and December 31 of each year (or, if not a Business Day, the next succeeding Business Day, without accrual of interest to the actual payment date) (each such payment date, a “Regular Dividend Payment Date,” and each quarterly period from but excluding the immediately preceding Regular Dividend Payment Date to and including the next occurring Regular Dividend Payment Date, a “Regular Dividend Period”). The amount of Regular Dividends payable in respect of each share of Series A Preferred Stock for any period is computed on the basis of a 360-day year consisting of twelve thirty-day months. Regular Dividends accrue from, and including, May 17, 2019 whether or not declared and whether or not we have assets legally available to make payment of such Regular Dividend, at a rate equal to the applicable Dividend Rate and, if not declared and paid, will be payable on a cumulative basis, regardless of whether in any Regular Dividend Period we have funds legally available for the payment of such Regular Dividend. In the event that our Board of Directors has authorized the payment of any Regular Dividend, we may, in our sole discretion, settle such Regular Dividend in cash out of funds legally available therefor, in-kind as summarized in “—Dividends—Accrual of Dividends,” or a combination of cash and in-kind settlement as also summarized in “—Dividends—Accrual of Dividends,” and we will set aside sufficient funds for the portion of any Regular Dividend to be paid in whole or in part in cash before our Board of Directors or any other authorized Person may declare, set apart funds for or pay any dividend on the Junior Stock; provided, however, that, to the extent any such payment in cash is prohibited by the Specified Contract Terms, such payment will be made in-kind (see “—Dividends—Accrual of Dividends”). Participating Dividends will be payable as and when paid to the holders of shares of Common Stock (each such date, a “Participating Dividend Payment Date” and, together with a Regular Dividend Payment Date, a “Dividend Payment Date”). Participating Dividends will be payable on a cumulative basis once declared, regardless of whether we have funds available for the payment of such Participating Dividend pursuant to law or Specified Contract Terms.

Accrual of Dividends

With respect to each share of Series A Preferred Stock, any Regular Dividend in respect of such share of Series A Preferred Stock that has accrued during any applicable Regular Dividend Period but is not paid (in whole or in part) in cash on the applicable Regular Dividend Payment Date (the amount of any accrued and unpaid Regular Dividend with respect to any share of Series A Preferred Stock for any Regular Dividend Period, regardless of whether such Regular Dividend is paid in cash or kind, the “Accrued Dividend Amount” with respect to such share of Series A Preferred Stock for such Regular Dividend Period) will, regardless of whether such Regular Dividend is authorized and declared by our Board of Directors, or whether we have assets legally available to make payment thereof, be added to the Stated Value of such share of Series A Preferred Stock immediately following the Close of Business on such Regular Dividend Payment Date (any such addition to the Stated Value of a share of Series A Preferred Stock, a “PIK Dividend”). The Accrued Dividend Amount in respect of any Regular Dividend Period that is not paid (in whole or in part) in cash will, without duplication of any prior PIK Dividend only be added to the Stated Value of such share of Series A Preferred Stock once. Regular Dividends with respect to each share of Series A Preferred Stock will continue, from and after the date of each PIK Dividend, if any, to accrue in an amount per annum equal to the Dividend Rate (as such amount per annum may be adjusted pursuant to the terms and conditions of the Certificate of Designation as summarized in the second paragraph of “—Dividends”) of the Stated Value of such share of Series A Preferred Stock as of the relevant Record Date. We will not be permitted to make any PIK Dividend election to the extent such election would violate the listing standards of the Principal Stock Exchange; provided, however, that nothing herein will affect the compounding of any Regular Dividend that we do not pay in cash (which compounding will apply even if we are otherwise prohibited from electing to make any PIK Dividend pursuant to this sentence).

In the event that our Board of Directors has authorized and declared the payment of a Regular Dividend and the settlement of such Regular Dividend payment in part by payment of cash to each Holder of shares of Series A Preferred Stock and in part pursuant to a PIK Dividend (any such Regular Dividend, a “Cash and PIK Dividend”), we will, on the applicable Regular Dividend Payment Date and in respect of each share of Series A Preferred Stock, (i) pay to the Holder thereof an amount of cash equal to the Cash and PIK Dividend Cash Settlement Amount in respect of such share of Series A Preferred Stock, and (ii) add to the Stated Value of such share of Series A Preferred Stock an amount equal to (A) the Accrued Dividend Amount with respect to such share of Series A Preferred Stock for the Regular Dividend Period ending on such Regular Dividend Payment Date, minus (B) the Cash and PIK Dividend Cash Settlement Amount in respect of such share of Series A Preferred Stock. If our Board of Directors declares a Cash and PIK Dividend, and any portion of the cash payment of such Cash and PIK Dividend per share of Series A Preferred Stock is not paid, then such portion will be added to the Stated Value of such share of Series A Preferred Stock as summarized in the first paragraph of this “—Dividends—Accrual of Dividends” section.

In the event that our Board of Directors has authorized and declared the payment of a Participating Dividend, such Participating Dividend will be paid in a manner consistent with the payments of dividends on the shares of Common Stock. We will not declare any dividend or distribution on the Common Stock unless, concurrently therewith, we declare a corresponding Participating Dividend.

Within one Business Day of the Record Date for any Regular Dividend, we will send written notice to each Holder of shares of Series A Preferred Stock stating (i) whether such Regular Dividend will be paid in cash, by increasing the Stated Value of each share of Series A Preferred Stock, or pursuant to a Cash and PIK Dividend, and (ii) if such Regular Dividend will be paid, at least in part, by increasing the Stated Value of a share of Series A Preferred Stock or pursuant to a Cash and PIK Dividend, the Stated Value of each share of Series A Preferred Stock immediately before and immediately after the applicable increase. If we fail to send such written notice at or before the Close of Business on the Business Day immediately following the Record Date for any Regular

Dividend, then we will be deemed to have irrevocably elected to pay such Regular Dividend solely by increasing the Stated Value of each share of Series A Preferred Stock.

Record Date

Each dividend on the Series A Preferred Stock will be payable to the holders of record of Series A Preferred Stock as they appear in our register of holders at the Close of Business on the applicable Record Date in respect of such dividend, which, in the case of Regular Dividends, will be the March 15, June 15, September 15 and December 15, as applicable, immediately preceding the applicable Regular Dividend Payment Date.

Priority of Dividends

Except as otherwise provided in the Certificate of Designation, if at any time we pay, in cash, less than the total amount of Dividends then accrued, but unpaid, with respect to the shares of Series A Preferred Stock, such cash payment will be distributed pro rata among the Holders based upon the Stated Value of all shares of Series A Preferred Stock held by each Holder as of the Record Date for such payment. When Dividends are not paid in full upon the Series A Preferred Stock, all dividends declared on Series A Preferred Stock and any other class or series of Parity Stock will be paid pro rata so that the amount of dividends so declared on the shares of Series A Preferred Stock and each such other class or series of Parity Stock will in all cases bear to each other the same ratio as accrued, but unpaid, Dividends (for the full amount of dividends that would be payable for the most recently completed Regular Dividend Period if dividends were declared in full on non-cumulative Parity Stock) on the Series A Preferred Stock and such other class or series of Parity Stock bear to each other.

Subject to the terms and conditions of the Certificate of Designation as summarized in “—Conversion” and “—Redemption,” for so long as any share of Series A Preferred Stock remains issued and outstanding, from and after the time, if any, that we have failed to satisfy any accrued, but unpaid, Regular Dividend for all prior Regular Dividend Periods or failed to pay or distribute, as applicable, any unpaid Participating Dividend in accordance with the terms and conditions of the Certificate of Designation as summarized in “—Dividends,” no dividend will be declared, paid or set apart for payment, and no other distribution declared or made, upon any Junior Stock, nor will any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (nor will any money be paid to or made available for a sinking fund for the redemption or other purchase of any such Junior Stock) by us, directly or indirectly, until (i) the unpaid Accrued Dividend Amount for all prior Regular Dividend Periods, together with the amount of all unpaid Participating Dividends, if any, with respect to each share of Series A Preferred Stock will have been paid in full, or (ii) all such Dividends have been or contemporaneously are declared and a sum sufficient for the payment of such Accrued Dividend Amount together with any unpaid Participating Dividend with respect to each share of Series A Preferred Stock has been or is set aside for the benefit of the Holders, in each case without the prior written consent of the Majority Holders; provided, however, that the foregoing limitation will not apply to:

(1) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to us or any of our Subsidiaries;

(2) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock solely for any other class or series of Junior Stock (and cash payments in lieu of issuing fractional shares of such Junior Stock);

(3) any dividend in the form of shares, warrants, options or other rights where the dividended shares or the shares issuable upon exercise of such warrants, options or other rights are the same shares as those on which the dividend is being paid or ranks equal or junior to such shares;

(4) any distribution, to holders of Junior Stock, of Junior Stock or rights to purchase Junior Stock; or

(5) any dividend in connection with the implementation of a bona fide stockholder rights or similar plan, or a redemption or repurchase of any Junior Stock pursuant to any such stockholder rights or similar plan.

Liquidation, Dissolution or Winding Up

Upon our voluntary or involuntary liquidation, dissolution or winding up (each, a “Liquidation Event”), after satisfaction of all our liabilities and obligations to our creditors, subject to the rights of any class or series of Senior Stock and before any distribution or payment will be made to any holder of any Junior Stock, and subject to the terms and conditions of the Certificate of Designation as summarized in the third paragraph of this “—Liquidation, Dissolution or Winding Up” section, each Holder will be entitled to receive, out of our assets or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preferred Stock equal to the greater of:

(1) the sum of (a) the Stated Value with respect to such share, plus (b) any unpaid Participating Dividend with respect to such share as of the date of the liquidating payment, plus (c) without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends with respect to such share through, but excluding, the date of the liquidating payment; and

(2) the amount that such Holder would have received had such Holder, as of the commencement of such Liquidation Event, converted each share of Series A Preferred Stock held by such Holder into Conversion Shares (as defined below and summarized in “—Conversion—Optional Conversion at Option of Holder”) using the then-applicable Conversion Price (the greater of clause (1) and (2) above is referred to herein as the “Liquidation Preference”).

Holders of shares of Series A Preferred Stock, as such, will not be entitled to any other amount from us after they have received the Liquidation Preference and will have no right or claim to any of our remaining assets, including any right or claim to participate in the receipt of any payment on Junior Stock in connection therewith (except to the extent provided in clause (2) of the immediately preceding paragraph).

If, in connection with any liquidating distribution, our assets or proceeds thereof are not sufficient to pay in full the applicable Liquidation Preference payable on the shares of Series A Preferred Stock and the corresponding liquidating distributions payable on the shares of Parity Stock, if any, then such assets, or the proceeds thereof, will be paid pro rata in accordance with the full respective aggregate liquidating distributions that would be payable on all such shares if all amounts payable thereon were paid in full.

None of the following will constitute a Liquidation Event: (i) our merger, consolidation, exchange, amalgamation or combination with or into any other entity, (ii) the merger, consolidation, exchange, amalgamation or combination of any other entity with or into us, or (iii) the sale, conveyance, lease or other disposition of all or substantially all of our assets.

Voting Rights

General

Except as otherwise required by law, (i) each Holder will be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted at the Record Date for the determination of stockholders entitled to vote or consent on the applicable matter(s) or, if no such Record Date is established, at the date such vote or consent is taken or any written consent of such stockholders is first executed, (ii) except as otherwise provided in the Certificate of Designation as summarized in this “—Voting Rights” section and subject to the requirements of applicable law, the Holders will be entitled to vote as a single class together with the holders of shares of Common Stock (and, to the extent applicable, with our holders of any other class or series of Capital Stock) on all matters submitted for a vote of or consent by holders of shares of Common Stock (subject to the Stockholders’ Agreement) with respect to the election of directors, (iii) each Holder will be entitled to notice of all meetings of the holders of shares of Common Stock (or of any proposed action by written consent of such holders) in accordance with the Bylaws as if the Holders were holders of shares of Common Stock, and (iv) so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to the Stockholders’ Agreement, the Holders will be entitled to vote as a single class on the election of such director as summarized in the next succeeding paragraph.

For so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to the Stockholders’ Agreement, the Majority Holders will have the right to elect and appoint one member of the Board of Directors at any meeting of our stockholders at which directors are to be elected or appointed, except such meetings for the purpose of filling vacancies or newly created directorships (other than for the purpose of filling a vacancy or newly created directorship to be filled by the person to be elected by the Majority Holders), voting as a separate class from the holders of shares of Common Stock (and, to the extent applicable, as a separate class from the holders of any other class or series of our Capital Stock) or by execution of a written consent in lieu of such vote. Any Person elected or appointed pursuant to the terms and conditions of the Certificate of Designation as summarized in this paragraph will, at all times, serve a one-year term and will not be designated as a member of any class of our directors (it being acknowledged and agreed that such Person (or such Person’s designated successor in accordance with the Stockholders’ Agreement and the next succeeding paragraph) will be a nominee for election at our 2019 annual meeting of stockholders and each subsequent meeting of our stockholders at which directors are to be elected or appointed, except such meetings for the purpose of filling vacancies or newly created directorships (other than a vacancy to be filled by the person to be elected by the Majority Holders)).

In the event of the death, resignation, retirement, disqualification, disability or removal of a director elected or appointed by the Majority Holders, the Majority Holders may, to the extent the Majority Approved Holders have the right to designate a director for nomination pursuant to the Stockholders’ Agreement at such time, elect or appoint a replacement designee to fill the resulting vacancy; provided that, if a director elected by the Majority Holders is removed for cause, the replacement designee will not be the same person who was so removed. Other than for cause, a director elected or appointed by the Majority Holders may not be removed by our Board of Directors or our stockholders without the prior written consent of the Majority Holders.

Adverse Changes

For so long as any share of Series A Preferred Stock remains issued and outstanding, we will not, without first obtaining the written consent of the Majority Holders or the affirmative vote of the Majority Holders at a meeting of all Holders called for that purpose, take any of the following actions:

(1) any change, amendment, alteration or repeal (including as a result of a merger, consolidation, exchange, amalgamation, combination, or other similar or extraordinary transaction) of any provision of the Charter or the Bylaws that would have an adverse effect on the rights, preferences, privileges or voting powers of the shares of Series A Preferred Stock;

(2) any change, amendment, alteration or repeal (including as a result of a merger, consolidation, exchange, amalgamation, combination, or other similar or extraordinary transaction) of any provision of the Charter, or any other action, in each case to authorize (or increase the number of authorized shares of), create, classify, reclassify or issue any Parity Stock (or any additional shares of Series A Preferred Stock) or Senior Stock; provided, however, that, effective as of such time there are fewer than 100,000 shares of Series A Preferred Stock issued and outstanding, the approval right of the Majority Holders pursuant to the Certificate of Designation summarized in this clause will automatically terminate and be of no further force or effect without the requirement of any additional action by any Holder or us; or

(3) cause us and our Subsidiaries to incur any Indebtedness to the extent such incurrence would cause our Total Leverage Ratio for any applicable Test Period to exceed 6:00:1:00 determined on a Pro-Forma Basis (as the terms “Indebtedness,” “Total Leverage Ratio,” “Test Period,” “Pro-Forma Basis” and all related and constituent defined terms, including “Consolidated Total Debt” and “Consolidated EBITDA,” are defined in the Credit Agreement).

Upon the first date that all shares of Series A Preferred Stock cease to be issued and outstanding, the provisions of the Certificate of Designation summarized in this “—Voting Rights—Adverse Changes” section will (unless terminated earlier in accordance with the terms and conditions of any such provision) automatically terminate and be of no further force or effect without the requirement of any additional action by any of the Holders or us.

Conversion

Mandatory Conversion

At any time after May 17, 2022, if the 30-Day VWAP, measured as of the date that our Notice of Mandatory Conversion (as defined below) is sent, exceeds 150% of the Conversion Price, we will have the right (but not the obligation) to convert (a “Mandatory Conversion”) all (but not less than all) of the then-issued-and-outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by us for any Mandatory Conversion, the “Mandatory Conversion Date” and our right to effect a Mandatory Conversion, the “Mandatory Conversion Right”). In the case of a Mandatory Conversion, each Holder will be entitled to receive, in respect of all of such Holder’s shares of Series A Preferred Stock (the number of such shares, a Holder’s “Mandatory Converting Amount”), (i) a number of whole shares of Common Stock equal to the product of (A) such Holder’s Mandatory Converting Amount, multiplied by (B) the quotient of (1) the sum of (x) the Stated Value of one share of Series A Preferred Stock as of the Mandatory Conversion Date, plus (y) the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock, as of the Mandatory Conversion Date, plus (z) without duplication of all accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends per share of Series A Preferred Stock through, but excluding, the Mandatory Conversion Date, divided by (2) the Conversion Price as of the Mandatory Conversion Date, and (ii) cash in lieu of any fractional share of Common Stock otherwise due (but for the requirement to deliver only whole shares) under clause (i), as summarized in “—Fractional Shares”; provided, however, that, if the Mandatory Conversion Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (aa) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the Close of Business on the applicable Record Date for such Dividend, notwithstanding the exercise of our Mandatory Conversion Right, and (bb) the amount of such Dividend, if a Regular Dividend, will not be included in the Stated Value referred to in clause (i)(B)(1)(x) above or added pursuant to clause (i)(B)(1)(z) above; provided, further, that we may not fix a Mandatory Conversion Date that is on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date unless our Board of Directors has authorized and declared such Dividend and we have also set aside the full amount of such Dividend due on such Dividend Payment Date.

Notice of Mandatory Conversion

If we elect to effect a Mandatory Conversion, we will provide written notice of the Mandatory Conversion to each Holder of shares of Series A Preferred Stock (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by us must be at least five (5) Business Days and not more than fifteen (15) Business Days after the date on which we provide the Notice of Mandatory Conversion to each such Holder. The Notice of Mandatory Conversion must state, as appropriate: (i) the Mandatory Conversion Date selected by us; (ii) the Conversion Price as in effect on the date of the Notice of Mandatory Conversion; (iii) the number of shares of Common Stock to be issued (and the amount of cash to be paid in lieu of any fractional share) to such Holder upon conversion of the shares of Series A Preferred Stock held by such Holder, calculated in accordance with the Conversion Price referred to in the immediately preceding clause (ii); and (iv) to the extent applicable in accordance with the first proviso in “—Conversion—Mandatory Conversion,” the amount of Dividends to be paid to such Holder on the next Dividend Payment Date. Notwithstanding anything to the contrary summarized in this “—Conversion” section, we may not issue a Notice of Mandatory Conversion or effect a Mandatory Conversion or settle any such conversion unless the Liquidity Conditions are satisfied, as of the date such notice is sent, as of the related Mandatory Conversion Date and as of the date the Mandatory Conversion is settled, with respect to the shares of Common Stock to be issued in connection therewith.

Optional Conversion at Option of Holder

At any time after May 17, 2020 (or, if earlier, the date we send any Change of Control Notice (as defined below)), each Holder of shares of Series A Preferred Stock has the right, at such Holder’s option, to convert any or all of such Holder’s shares of Series A Preferred Stock (a Holder’s “Optional Conversion Right”), and the total number of shares of Series A Preferred Stock subject to a Holder’s exercise of its Optional Conversion Right (such number, a Holder’s “Optional Converting Amount”) will be converted into (i) a number of whole shares of Common Stock equal to the product of (A) such Holder’s Optional Converting Amount, multiplied by (B) the quotient of (1) the sum of (x) the Stated Value of one share of Series A Preferred Stock as of the related Optional Conversion Date, plus (y) the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock, as of such Optional Conversion Date, plus (z) without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends per share of Series A Preferred Stock through, but excluding, such Optional Conversion Date, divided by (2) the Conversion Price as of such Optional Conversion Date, and (ii) cash in lieu of any fractional share otherwise due (but for the requirement to deliver only whole shares) under clause (i), as summarized in “—Fractional Shares”; provided, however, that, if the applicable Optional Conversion Date for the conversion of any share of Series A Preferred Stock occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid to the applicable Holder of each share of Series A Preferred Stock as of the Close of Business on the applicable Record Date for such Dividend, notwithstanding any such Holder’s exercise of its Optional Conversion Right, and (y) the amount of such Dividend, if a Regular Dividend, will not be included in the Stated Value referred to in clause (i)(B)(1)(x) above or added pursuant to clause (i)(B)(1)(z) above. Notwithstanding anything to the contrary summarized in this “—Conversion—Optional Conversion at Option of Holder” section, in no event will a Holder be entitled to exercise its Optional Conversion Right in respect of fewer than 25,000 shares of Series A Preferred Stock (unless such Holder’s exercise of its Optional Conversion Right is in respect of all remaining shares of Series A Preferred Stock held by such Holder).

Effect of Conversion

Except as contemplated by the terms and conditions in the Certificate of Designation as summarized in “—Conversion—Mandatory Conversion” and “—Conversion—Optional Conversion at Option of Holder,” effective immediately as of to the Close of Business on the Mandatory Conversion Date or the Optional Conversion Date, Dividends will no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock will cease to be outstanding.

Record Holder of Underlying Securities as of Conversion Date

The Holder of shares of Series A Preferred Stock subject to any exercise of (i) our Mandatory Conversion Right, (ii) a Holder’s Optional Conversion Right, or (iii) the Corporation Optional Redemption Right (as defined below) (to the extent, if any, that we elect to issue shares of Common Stock pursuant to such redemption), in each case, entitled to receive the shares of Common Stock issuable upon such conversion or redemption (such shares of Common Stock, the “Conversion Shares”) will be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Close of Business on the Mandatory Conversion Date, the Optional Conversion Date or the Corporation Optional Redemption Date (as defined below), respectively; provided, however, that such Holder may identify one or more other Persons to receive such Conversion Shares in connection with any such conversion or redemption in such Holder’s Notice of Conversion (or, in the case of a Mandatory Conversion, in a written notice sent to us no later than the Business Day immediately following the related Mandatory Conversion Date) or documentation necessary to consummate such redemption duly submitted to the Conversion Agent or us, as applicable. In the case of a conversion, as promptly as practicable on or after the applicable Optional Conversion Date or Mandatory Conversion Date (and in no event later than the third Trading Day thereafter), we will issue to such record holder(s) the number of whole Conversion Shares issuable upon such conversion (and deliver payment of cash in lieu of any fractional share of Common Stock otherwise due (but for the requirement to issue only whole shares), as summarized in “—Fractional Shares”). In the case of any exercise of the Corporation Optional Redemption Right (to the extent, if any, that we will elect to issue shares of Common Stock pursuant to such redemption), the related Conversion Shares will be issued on the related Corporation Optional Redemption Date. Conversion Shares will not be certificated and will be registered in the name of DTC’s nominee and delivered to the DTC (or the DTC custodian of the Common Stock) or, if directed otherwise by the applicable Holder, to the account so directed. In the event that a Holder will not by written notice comply with any of the requirements of the Certificate of Designation summarized in this “—Record Holder of Underlying Securities as of Conversion Date” section, we will be entitled to register and deliver such Conversion Shares or, as applicable, cash to and in the name of the Holder in the manner shown in our books and records.

Status of Converted or Acquired Shares

Without limiting the right of Holders to receive any Dividend on a Dividend Payment Date for such Dividend as summarized in “—Conversion—Mandatory Conversion” or “—Conversion—Optional Conversion at Option of Holder,” (i) shares of Series A Preferred Stock duly converted in accordance with the Certificate of Designation, or otherwise acquired by us in any manner whatsoever, will be canceled upon the conversion or acquisition thereof, and (ii) all such shares of Series A Preferred Stock will upon their cancelation constitute authorized but unissued shares of Preferred Stock, without designation or classification as to series, until such shares are once more designated or classified as part of a particular series by our Board of Directors pursuant to the provisions of the Charter.

Reservation of Shares

We will at all times when any share of Series A Preferred Stock is issued and outstanding, reserve and keep available, free from preemptive rights, for issuance upon the conversion or the redemption of shares of Series A Preferred Stock for shares of Common Stock, such number of our authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion or redemption, as applicable, of all then issued and outstanding shares of Series A Preferred Stock. Prior to the delivery of any securities that we will be obligated to deliver upon conversion or redemption of the shares of Series A Preferred Stock, we will comply with all applicable laws and regulations that require action to be taken by us to authorize, permit or cause such delivery. Each share of Common Stock, when issued upon conversion or redemption of any share of Series A Preferred Stock, will be duly authorized, validly issued, fully paid and non-assessable and will be listed on each stock exchange, if any, on which the shares of Common Stock are then listed.

Anti-Dilution

Adjustments

Subject to the terms and conditions of the Certificate of Designation summarized in “—Anti-Dilution—When No Adjustment Required,” the Conversion Price will be subject to adjustment under the following circumstances at any time or from time to time while any share of Series A Preferred Stock is issued and outstanding:

(1) If a subdivision or consolidation of the shares of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock occurs, then the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 ×	OS0
OS1

where,

CP0 = the Conversion Price in effect immediately prior to the Open of Business on the effective date of such subdivision, consolidation or reclassification;

CP1 = the new Conversion Price in effect immediately after the Open of Business on such effective date;

OS0 = the number of shares of Common Stock issued and outstanding immediately prior to the Open of Business on such effective date, without giving effect to such subdivision, consolidation or reclassification; and

OS1 = the number of shares of Common Stock that would be issued and outstanding immediately after, and solely as a result of, such subdivision, consolidation or reclassification.

Any adjustment made pursuant to this clause (1) will be effective as of the time set forth in the definition of CP1 above. If any such event is declared but does not occur, the Conversion Price will be readjusted, effective as of the date we announce that such event will not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(2) If we or one or more of our Subsidiaries make a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than any such payment (A) made (x) pursuant to an “open market” transaction in compliance with Rule 10b-18 under the Exchange Act, or (y) in connection with an “accelerated share repurchase” on customary terms, and (B) that does not constitute a “tender offer” under the Exchange Act), where the cash and value (determined in good faith by our Board of Directors as of the time such tender or exchange offer expires (such time, the “Expiration Time”)) of any other consideration included in the payment per share of Common Stock purchased exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) (such last date, the “Expiration Date”), then the Conversion Price will be decreased based on the following formula:

CP1 = CP0 ×	SP × OS0
AC + (SP × OS1)

where,

CP0 = the Conversion Price in effect immediately prior to the Expiration Time;

CP1 = the new Conversion Price in effect immediately after the Expiration Time;

AC = the fair market value (as determined in good faith by our Board of Directors), as of the Expiration time, of the aggregate value of all cash and any other consideration paid or payable for such shares of Common Stock in such tender or exchange offer;

OS1 = the number of shares of Common Stock issued and outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS0 = the number of shares of Common Stock issued and outstanding immediately before the Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP = the Closing Price per share of Common Stock on the Trading Day immediately after the Expiration Date.

provided, however, that, if the application of such adjustment with respect to such purchase would result in an increase to the Conversion Price, then no such adjustment will be made for such purchase. Any adjustment made pursuant to this clause (2) will become effective as of the time set forth in the definition of

CP1 above. In the event that we or any of our Subsidiaries become obligated to purchase shares of Common Stock in a transaction that resulted in an adjustment to the Conversion Price pursuant to this clause but is prevented by applicable law from effecting such purchase, or such purchase is rescinded, then the Conversion Price will be readjusted to be the Conversion Price that would then be in effect if such adjustment had not been made (and will be re-adjusted again if such purchase will later be permitted to occur).

(3) If we issue (x) shares of Common Stock or (y) any other security convertible into or exercisable or exchangeable for shares of Common Stock, whether immediately, during specified times, upon the satisfaction of any one or more conditions or otherwise (any such security referred to in this clause (y), an “Equity-Linked Security”), in each case at an Effective Price per share of Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this clause (3) as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Qualified Issuance”), other than an Excluded Issuance (as defined below), then, effective as of the Close of Business on such date, the Conversion Price will be decreased to an amount equal to the Weighted Average Issuance Price. For these purposes, the “Weighted Average Issuance Price” will be equal to:

(CP × OS) + (EP × X)
OS + X

where,

CP = the Conversion Price in effect immediately prior to such Qualified Issuance;

OS = the number of shares of Common Stock issued and outstanding immediately before such Qualified Issuance;

EP = the Effective Price per share of Common Stock with respect to such Qualified Issuance; and

X = the sum, without duplication, of (x) the total number of shares of Common Stock issued in such Qualified Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued in such Qualified Issuance.

provided, however, that, if the application of such adjustment with respect to such Qualified Issuance would result in an increase to the Conversion Price, then no such adjustment will be made for such Qualified Issuance. Any adjustment made pursuant to this clause (3) will become effective immediately after the issuance of such Equity-Linked Securities.

Notwithstanding anything to the contrary as summarized in this clause (3) but subject to the terms and conditions as summarized in “—Anti-Dilution—Limitation on Conversion Price Adjustments,” before the date, if any, when the Requisite Stockholder Approval is obtained, (x) the Conversion Price will not be adjusted pursuant to this clause to an amount that is less than $24.6357 (subject to proportionate adjustment for stock splits, dividends and combinations and similar transactions); and (y) we will not engage in any Qualified Issuance that would result in the application of the immediately preceding clause (x) without the approval of the Majority Holders.

Calculation of Adjustments

We will calculate all adjustments to the Conversion Price to the nearest $0.0001 (with $0.00005 rounded upward).

When No Adjustment Required

Except as otherwise provided in the Certificate of Designation, the Conversion Price will not be adjusted (a) for the issuance of shares of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or (b) for the repurchase of shares of Common Stock.

No adjustment of the Conversion Price will be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

Notwithstanding anything to the contrary summarized in this “—Anti-Dilution” section, no adjustment to the Conversion Price will be made:

(A) upon the issuance of Conversion Shares;

(B) upon the issuance of any share of Common Stock or option or right to purchase, or other securities convertible into or exchangeable or exercisable for, shares of Common Stock pursuant to any former, present or future employee, director, manager or consultant benefit plan or program of or assumed by us or any of our Subsidiaries or of any employee or director agreement, arrangement or program, in each case where such issuance, plan, program, agreement or arrangement is or has been approved by the Board of Directors or a committee thereof (including, for the avoidance of doubt, our 2019 Employee Stock Purchase Plan approved by the holders of shares of Common Stock at our 2018 annual meeting);

(C) upon the issuance of any share of Common Stock pursuant to the conversion, exchange or exercise of any Parity Stock or Junior Stock;

(D) upon the issuance of any Parity Stock or Junior Stock in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business;

(E) upon the issuance of capital stock of one of our Subsidiaries issued to us or any of our Subsidiaries;

(F) upon the issuance of securities of a joint venture (provided that no Affiliate (other than any of our Subsidiaries) of ours acquires any interest in such securities in connection with such issuance) (any such issuance referred to in the foregoing clauses (a) – (f), an “Excluded Issuance”); or

(G) for a change in the par value of the shares of Common Stock.

Successive Adjustments; Multiple Adjustments

For the avoidance of doubt, (i) after an adjustment to the Conversion Price as summarized in this “—Anti-Dilution” section, any subsequent event requiring an adjustment as summarized in this “—Anti-Dilution” section will cause an adjustment to such Conversion Price as so adjusted, and (ii) if an event occurs that would trigger an adjustment to the Conversion Price in accordance with more than one clause of the “—Anti-Dilution—Adjustments” section above, such event, to the extent fully taken into account in a single adjustment, will not result in multiple adjustments hereunder; provided, however, that, if more than one clause in the Certificate of Designation as summarized in the “—Anti-Dilution—Adjustments” section above is applicable to a single event, the adjustment that produces the largest change in the Conversion Price will be applied.

Other Adjustments

Subject to the applicable listing standards of the Principal Stock Exchange, we may, but will not be required to, make such decreases to the Conversion Price, in addition to those decreases summarized in this “—Anti-Dilution” section, as our Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holder of shares of Common Stock resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

Notice of Adjustments

Whenever the Conversion Rate is adjusted, we will as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if we are not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date we make an adjustment in accordance with the Certificate of Designation as summarized in the “—Anti-Dilution—Other Adjustments” section above:

(1) compute the adjusted applicable Conversion Price and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2) provide a written notice to the Holders of shares of Series A Preferred Stock then issued and outstanding of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

Limitation on Conversion Price Adjustments

Notwithstanding anything to the contrary in the Certificate of Designation as summarized in clause (3) of the “—Anti-Dilution—Adjustments” section above, we will not take any action that would result in an adjustment to the Conversion Price if such action would cause the Conversion Price to be adjusted to an amount that is less than $39.26 (subject to proportionate adjustment for stock splits, dividends and combinations and similar transactions).

Fractional Shares

We will not issue any fractional share of Common Stock upon conversion or redemption, as applicable, of any share of Series A Preferred Stock. In lieu of fractional shares otherwise issuable, Holders of shares of Series A Preferred Stock will be entitled to receive an amount in cash equal to the product of (i) such fraction of a share of Common Stock, multiplied by (ii) the 30-Day VWAP, measured as of (A) in the event of the exercise of our Mandatory Conversion Right, the date that we provide the Holders with the Notice of Mandatory Conversion, (B) in the event that a Holder has exercised its Optional Conversion Right, the date that we receive such Holder’s Notice of Conversion, or (C) in the event that we have exercised the Corporation Optional Conversion Right and have selected to settle the payment of the Corporation Optional Redemption Price (as defined below) pursuant to a Physical Redemption Settlement (as defined below) or a Combination Redemption Settlement (as defined below), the date that we provide the Holders with notice of such redemption, as applicable. In order to determine whether the number of shares of Common Stock to be delivered to a Holder of shares of Series A Preferred Stock upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination will be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted with the same Conversion Date or Corporation Optional Redemption Date (as defined below), as applicable.

Adjustment for Reorganization Events

Reorganization Events

If there occurs:

(1) any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of us with or into another Person, in each case, pursuant to which the Common Stock is changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all of our property and assets, in each case pursuant to which the shares of Common Stock are converted into cash, securities or other property; or

(3) any statutory exchange of our securities with another Person (other than in connection with a merger or amalgamation covered by clause (1) above or reclassification, recapitalization or reorganization of the shares of Common Stock into other securities,

(each of which is referred to as a “Reorganization Event,” with such cash, securities or other property being referred to as “Reference Property” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property and without any interest on such Reference Property or any right to any dividend or distribution on such Reference Property that has a record date that is prior to the effective time of such Reorganization Event) being referred to as a “Reference Property Unit”)) then, effective as of the effective time of such Reorganization Event, without the requirement of any action by or receipt of any consent from any Holder of shares of Series A Preferred Stock (but subject to the terms and conditions summarized in “—Adjustment for Reorganization Events—Exchange of Property Election”), (I) the consideration due upon conversion of any share of Series A Preferred Stock, or in connection with any Physical Redemption Settlement, Combination Redemption Settlement, the adjustments to the Conversion Price, the determination of the amount and kind of Participating Dividends that Holders of shares of Series A Preferred Stock will be entitled to receive, and the conditions to any Mandatory Conversion, will each be determined in the same manner as if each reference to any number of shares of Common Stock in the Certificate of Designation were instead a reference to the same number of Reference Property Units; and (II) for purposes of the definition of “Change of Control,” our “Capital Stock” will be deemed to mean the common equity, if any, forming part of such Reference Property. For these purposes, the Closing Price or VWAP of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof). If such Reorganization Event provides for different treatment of shares of Common Stock held by our Affiliates and non-Affiliates or by the Person with which we amalgamated or consolidated or into which we merged or which merged into us or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Reference Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of shares of Common Stock that are not Constituent Persons or our Affiliates or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or our Affiliate or a Constituent Person, then for the purpose of this “—Adjustments for Reorganization Events” section, the composition of the Reference Property Unit will be determined based on the weighted average, as determined by us in good faith, of the types and amounts of consideration received by the holders of shares of Common Stock.

Exchange of Property Election

In the event that the holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the Holders of shares of Series A Preferred Stock will be entitled to receive will be determined by the Majority Holders on or before the earlier of (a) the deadline for elections by holders of shares of Common Stock, and (b) two Business Days before the anticipated effective date of such Reorganization Event.

Reorganization Event Notice

We (or our successor) will, no less than ten (10) Business Days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of shares of Series A Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Reference Property Unit. Failure to deliver such notice will not affect the operation of the remainder of this “—Adjustments for Reorganization Events” section.

Limitation on Reorganization Events

We will not enter into any agreement with respect to a transaction that, upon consummation, would constitute a Reorganization Event unless (a) such agreement provides for or does not interfere with or prevent (as applicable) conversion or other settlement of all shares of Series A Preferred Stock then-issued-and-outstanding in accordance with the terms and conditions of the Certificate of Designation summarized in the “—Adjustment for Reorganization Events—Reorganization Events” section above, and (b) to the extent that we are not the surviving entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision will be made in the agreement or series of agreements governing such Reorganization Event for (I) the conversion or other settlement of all shares of Series A Preferred Stock issued and outstanding as of the Reorganization Event in accordance with the terms and conditions of the Certificate of Designation summarized in the “—Adjustment for Reorganization Events—Reorganization Events” section above, and (II) in the case of a Reorganization Event summarized in clause (2) of the “—Adjustment for Reorganization Events—Reorganization Events” section above, an exchange of all shares of Series A Preferred Stock issued and outstanding as of the Reorganization Event for comparable shares of the Person to whom our assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in the Certificate of Designation.

Shareholder Rights Plans

If we distribute any right pursuant to any stockholder rights plan on or after May 17, 2019, then such distribution will not require a Participating Dividend except to the extent provided in the immediately following sentence. If any share of Common Stock is issued upon conversion of any share of Series A Preferred Stock and, at the time of such conversion, we have in effect a stockholder rights plan, then the Holder of such shares of Series A Preferred Stock will be entitled to receive or have the benefit of, in addition to, and concurrently with the delivery of, the consideration otherwise payable under the Certificate of Designation upon such conversion, the rights set forth in such stockholder rights plan.

Redemption

Redemption at the Option of the Company

At any time after May 17, 2024, we will have the right (but not the obligation) (the “Corporation Optional Redemption Right”) to redeem all (but not less than all) of the then-outstanding shares of Series A Preferred Stock, upon providing the Holders the applicable notice of redemption at a redemption price per share of Series A Preferred Stock (payable by us in cash, whole shares of Common Stock, or a combination of cash and whole shares of Common Stock, at our election) equal to the sum of (i) the Stated Value of one share of Series A Preferred Stock as of the Corporation Optional Redemption Date, plus (ii) the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock as of the Corporation Optional Redemption Date, plus (iii) without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series A Preferred Stock, all accrued and unpaid Regular Dividends per share of Series A Preferred Stock through, but excluding, the Corporation Optional Redemption Date (the “Corporation Optional Redemption Price”); provided, however, that, if the Corporation Optional Redemption Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (A) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the Close of Business on the applicable Record Date for such Dividend, notwithstanding our exercise of the Corporation Optional Redemption Right; and (B) the amount of such Dividend, if a Regular Dividend, will not be included in the Stated Value referred to in the immediately preceding sentence or added pursuant to clause (iii) of such sentence; provided, further, that we will in no event fix a Corporation Optional Redemption Date that is on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date unless our Board of Directors will have authorized and declared such Dividend and we will have set aside the full amount of such Dividend due on such Dividend Payment Date. The Corporation Optional Redemption Price will be paid to the Holders in the same form(s) of consideration and on a pro rata basis such that each Holder will be entitled to receive, with respect to each single share of Series A Preferred Stock held by such Holder, the same amount of cash, shares of Common Stock, or combination thereof as each other Holder is entitled to receive with respect to each share of Series A Preferred Stock held by such other Holder. In the event that we elect to settle the payment of the Corporation Optional Redemption Price to each Holder through delivery of shares of Common Stock (a “Physical Redemption Settlement”) or a combination of a cash payment and delivery of shares of Common Stock (a “Combination Redemption Settlement”), (1) the value of each share of Common Stock issuable pursuant to such payment will be equal to the 30-Day VWAP, measured as of the date that we provide the Holders the applicable notice of redemption and (2) we will pay to each Holder cash in lieu of any fractional share of Common Stock otherwise due (but for the requirement to deliver only whole shares), as summarized in “—Fractional Shares.” Notwithstanding anything to the contrary in this “—Redemption” section, we may not exercise the Corporation Optional Redemption Right pursuant to a Physical Redemption Settlement or a Combination Redemption Settlement, issue any related notice with respect thereto, or settle any such redemption (I) unless the Liquidity Conditions are satisfied, as of the date the notice of the related redemption is sent and as of the Corporation Optional Redemption Date, with respect to the shares of Common Stock to be issued in connection therewith; and (II) before the Requisite Stockholder Approval is obtained, if at all, to the extent the number of Conversion Shares that would thereby be issuable would exceed the Number of Available Shares as of the date the related notice of redemption is sent.

Mandatory Redemption Upon the Occurrence of a Change of Control

In the event of a transaction resulting in a Change of Control, we (or our successor) will be required to redeem, by irrevocable written notice to the Holders, all of the then-issued-and-outstanding shares of Series A Preferred Stock held by all Holders. Upon such redemption, we will pay or deliver, as applicable, to each Holder in respect of each share of Series A Preferred Stock held by such Holder, an amount equal to the greater of (a) cash in an amount equal to the sum of (1) the product of (x) the applicable Mandatory Redemption Multiplier, multiplied by (y) the Stated Value of one share of Series A Preferred Stock as of the Mandatory Redemption Date (as defined below) plus the aggregate amount of unpaid Participating Dividends, if any, with respect to one share of Series A Preferred Stock as of the Mandatory Redemption Date, plus (2) the aggregate amount of accrued and unpaid Dividends from the Dividend Payment Date immediately preceding the Mandatory Redemption Date through, but excluding, the Mandatory Redemption Date, and (b) the amount of cash and/or other assets such Holder would have received had such Holder, as of the Close of Business on the Business Day immediately prior to the effective date of such transaction resulting in a Change of Control, converted such share of Series A Preferred Stock into Conversion Shares in accordance with “—Conversion—Optional Conversion at Option of Holder” and participated in such transaction resulting in such Change of Control as a holder of shares of Common Stock (such greater amount, the “Mandatory Redemption Price”). No later than the consummation of any transaction resulting in a Change of Control, we (or our successor) will deliver or cause to be delivered to each Holder the Mandatory Redemption Price with respect to such Holder’s shares of Series A Preferred Stock; provided that, in each case, we will only be required to pay the Mandatory Redemption Price to the extent such payment can be made out of funds legally available therefor; provided, further, that we will only pay the Mandatory Redemption Price in cash to the extent, and in an aggregate amount with respect to all shares of Series A Preferred Stock, not prohibited by the Specified Contract Terms. Notwithstanding anything to the contrary in the Certificate of Designation, we will (I) not be permitted to deliver any share of Common Stock upon the occurrence of a Change of Control to the extent such delivery would violate the rules and regulations of the Principal Stock Exchange, and (II) be required to settle any such amount in cash or other non-stock assets.

On or prior to the tenth (10th) Business Day prior to the date on which we anticipate consummating a transaction which would result in a Change of Control (or, if later, promptly after we have discovered that a transaction resulting in a Change of Control has occurred), we will send written notice (a “Change of Control Notice”) to the Holders of record of shares of Series A Preferred Stock, which such Change of Control Notice will include (a) the date on which the transaction that would result in a Change of Control is anticipated to be effected (or, to the extent applicable, the date on which a Schedule TO or other similar schedule, form or report disclosing the occurrence of a Change of Control was filed), (b) a description of the material terms and conditions of such transaction, (c) a statement that all shares of Series A Preferred Stock will be redeemed by us (or our successor) on a date specified in such Change of Control Notice (the “Mandatory Redemption Date”),

which such date must be a Business Day of our choosing that is no later than the date of the consummation of the transaction resulting in such Change of Control, (d) the Mandatory Redemption Price with respect to each share of Series A Preferred Stock, and (e) the procedures that Holders of shares of Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be redeemed. Any Change of Control Notice mailed or delivered will be conclusively presumed to have been duly given, whether or not any applicable Holder receives such notice, but failure to duly give such notice by mail or delivery, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series A Preferred Stock to be redeemed in accordance with this “—Redemption—Mandatory Redemption Upon the Occurrence of a Change of Control” section will not affect the validity of the proceedings for the redemption of any other share of Series A Preferred Stock to the extent that such failure to duly give notice or any defect in such notice or the mailing or delivery thereof (in each case, to the extent such failure or defect is not promptly cured or corrected) does not materially prejudice any such Holder. The Holder of shares of Series A Preferred Stock subject to any redemption in accordance with this “—Redemption—Mandatory Redemption Upon the Occurrence of a Change of Control” section entitled to receive any securities or other assets payable upon such redemption pursuant to clause (b) of the immediately preceding paragraph will be treated for all purposes as the record holder of such securities or assets as of the Close of Business on the Mandatory Redemption Date; provided, however, that such Holder may identify one or more other Persons to receive such securities or assets in connection with any such redemption in a written notice sent to us no later than three Business Days prior to the Mandatory Redemption Date.

If, in connection with a transaction resulting in a Change of Control, we or our successor will not have sufficient funds legally available under the DGCL to redeem all outstanding shares of Series A Preferred Stock, then we will (a) redeem, pro rata among the Holders, a number of shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock that can be redeemed with the maximum amount legally available for the redemption of such shares of Series A Preferred Stock under the DGCL, and (b) redeem all remaining shares of Series A Preferred Stock not redeemed because of the foregoing limitations at the applicable Mandatory Redemption Price as soon as practicable after we (or our successor) is able to make such redemption out of assets legally available for the purchase of such share of Series A Preferred Stock. Our inability (or our successor’s inability) to make a redemption payment for any reason will not relieve us (or our successor) from our obligation to effect any required redemption when, as and if permitted by applicable law.

Notice of Redemption

Notice of any redemption of shares of Series A Preferred Stock in accordance with “—Redemption—Redemption at the Option of the Company” will be given pursuant to the Certificate of Designation. Such mailing will be at least thirty (30) days and not more than sixty (60) days before the date fixed for any such redemption. Any notice mailed or delivered as provided will be conclusively presumed to have been duly given, whether or not any applicable Holder receives such notice, but failure to duly give such notice by mail or delivery, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series A Preferred Stock designated for redemption in accordance with “—Redemption—Redemption at the Option of the Company” will not affect the validity of the proceedings for the redemption of any other share(s) of Series A Preferred Stock to the extent that such failure to duly give notice or any defect in such notice or the mailing or delivery thereof (in each case, to the extent such failure or defect is not promptly cured or corrected) does not materially prejudice any such Holder. Each notice of redemption given to a holder will include: (i) the applicable redemption date in respect of our exercise of the Corporation Optional Redemption Right (the “Corporation Optional Redemption Date”); (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) with respect to each share of Series A Preferred Stock, the Corporation Optional Redemption Price; and (iv) the procedures that Holders of shares of Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be redeemed. For the avoidance of doubt, Holders of shares of Series A Preferred Stock will have the right to convert all or a portion of the Series A Preferred Stock at any time prior to the Corporation Optional Redemption Date, and the shares of Common Stock resulting from any such conversion will not be redeemed.

Status of Redeemed Shares

Without limiting the right of any Holder to receive any Dividend on a Dividend Payment Date pursuant to the provisos summarized in “—Redemption—Redemption at the Option of the Company,” (i) shares of Series A Preferred Stock duly redeemed, or otherwise acquired by us in any manner whatsoever, will be canceled upon the acquisition thereof, and (ii) all such shares of Series A Preferred Stock will upon their cancelation constitute authorized but unissued shares of Preferred Stock, without designation or classification as to series, until such shares are once more designated or classified as part of a particular series by our Board of Directors pursuant to the provisions of the Charter.

Definitions

“30-Day VWAP” per share of Common Stock, measured as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding such date of determination.

“60-Day VWAP” per share of Common Stock, measured as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the sixty (60) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding such date of determination.

“Affiliate” has the meaning given to it in Rule 144(a) under the Securities Act.

“Announcement Date” means April 15, 2019, the day on which the execution of the Merger Agreement was first publicly announced.

“Announcement Price” means $41.2841 per share of Common Stock.

“Beneficially Own” means “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” means our Board of Directors.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York, generally are authorized or obligated by law, regulation or executive order to close.

“Buyer” means Catalent Pharma Solutions, Inc., a Delaware corporation.

“Bylaws” means our Bylaws as in effect on any date of determination.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by us, including the Common Stock and our preferred stock, par value $0.01 per share.

“Cash and PIK Dividend Aggregate Cash Amount” means, with respect to any Cash and PIK Dividend authorized and declared by our Board of Directors (or any duly authorized committee thereof), the aggregate amount of cash authorized and declared to be paid to the Holders in respect of all issued and outstanding shares of Series A Preferred Stock as of the Record Date for such Cash and PIK Dividend.

“Cash and PIK Dividend Cash Settlement Amount” means, with respect to each share of Series A Preferred Stock, an amount equal to the quotient of (A) the Cash and PIK Dividend Aggregate Cash Amount, divided by (B) the aggregate number of shares of Series A Preferred Stock issued and outstanding as of the Record Date for the applicable Cash and PIK Dividend.

“Change of Control” means the occurrence of any of the following:

A. we become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or Group, including any Group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (as defined below) of more than fifty percent (50.0%) of the voting power of all of our then-outstanding common equity (directly or through the acquisition of voting power of the common equity of any of our direct or indirect parent entities); or

B. the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to any Person, or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property;

provided, however, that (a) any transaction in which we or any of our direct or indirect parent entities becomes a Subsidiary of another Person, or any transaction summarized in clause (B)(2) above, will not constitute a Change of Control if the Persons beneficially owning all of the voting power of our common equity or such parent entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, more than fifty percent (50.0%) of all voting power of our common equity or the common equity of such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, in substantially the same proportions vis-à-vis each other as immediately before such transaction, (b) the transfer of assets between or among us and our Subsidiaries in accordance with Specified Contract Terms will not itself constitute a “Change of Control,” and (c) a “person” or “group” will not be deemed to beneficially own securities subject to a stock purchase agreement, merger agreement or similar agreement (or any voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

For the purposes of this definition, (x) any transaction or event summarized in both clause (A) and in clause (B)(1) or (B)(2) above (without giving effect to the proviso set forth in this definition) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Charter” means our Third Amended and Restated Certificate of Incorporation.

“Close of Business” means 5:00 p.m., New York City time, on any Business Day.

“Closing Price” of the shares of Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed. If the shares of Common Stock are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Closing Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the shares of Common Stock are not so quoted on such Trading Day, then the Closing Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by us in good faith.

“Conversion Agent” means the Person acting as conversion agent for the Series A Preferred Stock.

“Conversion Date” means any Mandatory Conversion Date or Optional Conversion Date.

“Conversion Price” means $49.5409 per share of Common Stock, as adjusted in accordance with the terms and conditions of the Certificate of Designation.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 20, 2014, by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding Inc., as administrative agent, collateral agent and swing line lender and other lenders as parties thereto, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 1, 2014, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of December 9, 2016, and Amendment No. 3 to Amended and Restated Credit Agreement, dated as of October 18, 2017, in the form such agreement is on file on EDGAR as of April 14, 2019, but including as supplemented by any Incremental Amendment (as defined in the Credit Agreement), entered into in connection with the consummation of the transactions contemplated by the Merger Agreement.

“DGCL” means the Delaware General Corporation Law.

“DTC” means the Depository Trust Company.

“Effective Price” means, with respect to the issuance of any share of Common Stock or any Equity-Linked Security:

A. in the case of the issuance of shares of Common Stock, the issuance price of such shares of Common Stock, expressed as an amount per share of Common Stock; and

B. in the case of the issuance of any Equity-Linked Security, an amount equal to a fraction whose:

1.

numerator is equal to the sum, without duplication, of (a) the aggregate value of the issuance price of all such Equity-Linked Securities; and (b) the aggregate value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

2.	denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(w) for purposes of clauses (A) and (B)(1) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by us or any of our Affiliates in connection with such issuance (excluding any other fees or expenses incurred by us or any of our Affiliates) will be included in the aggregate issuance price referred to in such clauses;

(x) for purposes of clause (B) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (I) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (II) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur without affecting any prior adjustment theretofore made to the Conversion Price, an issuance of additional Equity-Linked Securities;

(y) for purposes of clause (B) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Exchange Act” means the Securities Exchange Act of 1934.

“Group” means any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

“Holder” means a Person in whose name any share of Series A Preferred Stock is registered, which such Person will be treated by us, the Transfer Agent, Registrar, Paying Agent and Conversion Agent as the absolute owner of such shares of Series A Preferred Stock for the purpose of making any payment and settling any conversion and for all other purposes under the Certificate of Designation; provided that, to the fullest extent permitted by applicable law, (A) no Person that has received any share of Series A Preferred Stock in violation of the Stockholders’ Agreement will be deemed a Holder, (B) the Transfer Agent, Registrar, Paying Agent and Conversion Agent, as applicable, will not, unless otherwise directed by us, recognize any such Person as a Holder, and (C) the Person in whose name such share of Series A Preferred Stock was registered immediately prior to such transfer will remain the Holder of such share.

“Indebtedness” means any indebtedness (including principal and premium) in respect of borrowed money.

“Indentures” means (A) the Indenture, dated October 18, 2017, by and among Catalent Pharma Solutions, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and (B) the Indenture, dated December 9, 2016, by and among Catalent Pharma Solutions, Inc., the subsidiary guarantors named therein, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent, and Deutsche Bank Luxembourg S.A., as transfer agent and registrar, in each case in the form such indentures are on file on EDGAR as of April 14, 2019.

“Investment Agreement” means that certain Investment Agreement, dated as of April 14, 2019, by and among the Company, Green Equity Investors VII, L.P. and Green Equity Investors Side VII, L.P.

“Liquidity Conditions” means, with respect to any share of Common Stock, that (A) such share (1) will be issued in book-entry form through the facilities of the Depository Trust Company under an “unrestricted” CUSIP number; and (2) is either (a) freely transferrable, in the hands of the Holder to whom such share is to be issued, pursuant to Rule 144 under the Securities Act, without limitation as to volume, manner-of-sale, notice or the availability of public information; or (b) covered by a resale shelf registration statement that is effective under the Securities Act and that names such Holder as a selling stockholder, the prospectus accompanying which does not contain any material misstatement or omission; and (B) to our knowledge, the resale of such share by such Holder during the next fifteen (15) calendar days is not expected in good faith by us to be restricted by any blackout or similar period under any of our policies or contracts (including the Registration Rights Agreement) that is applicable to such Holder.

“Majority Approved Holders” has the meaning given to it in the Stockholders’ Agreement.

“Majority Holders” means, as of any date of determination, the Holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

“Mandatory Redemption Multiplier” means:

A. with respect to any Change of Control that occurs before May 17, 2020, one hundred fifteen percent (115%);

B. with respect to any Change of Control that occurs on or after May 17, 2020 but before May 17, 2021, one hundred fourteen percent (114%);

C. with respect to any Change of Control that occurs on or after May 17, 2021 but before May 17, 2022, one hundred twelve percent (112%);

D. with respect to any Change of Control that occurs on or after May 17, 2022 but before May 17, 2023, one hundred nine percent (109%);

E. with respect to any Change of Control that occurs on or after May 17, 2023 but before May 17, 2024, one hundred five percent (105%); and

F. with respect to any Change of Control that occurs on or after May 17, 2024, one hundred percent (100%).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which shares of Common Stock are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) of shares of Common Stock or of any option, contract or future contract relating to shares of Common Stock.

“Maximum Number of Conversion Shares” means, as of any time of determination, the sum of (A) the aggregate number of shares of Common Stock issued before such time to settle conversions of the Series A Preferred Stock (subject to proportionate adjustment for stock splits, dividends and combinations and similar transactions), if any, plus (B) the maximum number of shares of Common Stock that would be required to settle the conversion of all shares of Series A Preferred Stock issued and outstanding at such time based on the Conversion Price in effect as of such time.

“Merger Agreement” means that certain Agreement and Plan of Merger, by and among Buyer, a wholly owned subsidiary of Buyer, solely with respect to Section 4.12 (solely with respect to the Equity Financing (as defined therein)) and Section 8.19 thereof, the Company, Paragon Bioservices, Inc., and Pearl Shareholder Representative, LLC as representative of the Company Securityholders (as defined therein), filed as Exhibit 2.1 to our Current Report on Form 8-K filed on April 17, 2019.

“Number of Available Shares” means, as of any time of determination, the excess, if any, of the Principal Stock Exchange Maximum Number of Shares as of such time over the Maximum Number of Conversion Shares as of such time.

“Open of Business” means 9:00 a.m., New York City time, on any Business Day.

“Optional Conversion Date” means the date on which a holder complies with each of the requirements in order to convert its Optional Converting Amount.

“Paying Agent” means the Person acting as paying agent for the Series A Preferred Stock.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Principal Stock Exchange” means (A) the New York Stock Exchange, or (B) in the event that the shares of Common Stock are no longer listed or quoted on the New York Stock Exchange, the principal United States or foreign national securities exchange on which the shares of Common Stock are so listed or quoted, or if the shares of Common Stock are not so listed or quoted on a United States or foreign national securities exchange, the last quoted Trading Day bid price for shares of Common Stock in the over-the-counter market as reported by OTC Markets Group Inc.

“Principal Stock Exchange Maximum Number of Shares” means a number of shares of Common Stock (rounded down to the nearest whole number of shares) equal to the product of (A) twenty percent (20%),

multiplied by (B) the aggregate number of shares of Common Stock outstanding as of the date of the Investment Agreement (subject to proportionate adjustment for stock splits, dividends and combinations and similar transactions).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of shares of Common Stock or shares of Series A Preferred Stock, as applicable, have the right to receive any cash, securities or other property or in which the shares of Common Stock or shares of Series A Preferred Stock (or other applicable security), as applicable, is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a committee thereof, or by statute, contract, the Certificate of Designation or otherwise). With respect to any Regular Dividend payable on any Regular Dividend Payment Date, the Record Date therefor will be the immediately preceding March 15, June 15, September 15 or December 15, as applicable.

“Registrar” means the Person acting as registrar for the Series A Preferred Stock.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 17, 2019, by and among the Company and Green Equity Investors VII, L.P., a Delaware limited partnership, and Green Equity Investors Side VII, L.P., a Delaware limited partnership.

“Requisite Stockholder Approval” means, as of any date of determination, the applicable stockholder approval required by the listing standards of the Principal Stock Exchange with respect to the issuance of Conversion Shares upon conversion or redemption of shares of Series A Preferred Stock in excess of the limitations imposed by such listing standards; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the Principal Stock Exchange, such stockholder approval is no longer required for us to issue any number of Conversion Shares to settle conversions or redemptions of the Series A Preferred Stock.

“S&P 500 Index” means the S&P 500 Index owned and maintained by S&P Global (or any successor owner thereto).

“S&P Announcement Price” means the arithmetic average of the closing value of the S&P 500 Index for each of the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding the Announcement Date.

“S&P Year Four Price” means the arithmetic average of the closing value of the S&P 500 Index for each of the sixty (60) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately preceding May 17, 2023.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Contract Terms” means the covenants, terms and provisions of the Indentures and the Credit Agreement, until such time as such instruments have been discharged or such covenants, terms or provisions are no longer in effect.

“Stated Value” means $1,000.00 per share of Series A Preferred Stock, as adjusted based on accrued but unpaid dividends that are added to the Stated Value.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of May 17, 2019, by and among the Company, Green Equity Investors VII, L.P., a Delaware limited partnership, and Green Equity Investors Side VII, L.P., a Delaware limited partnership, as may be amended from time to time.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (1) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (2) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trading Day” means any day on which (A) trading of shares of Common Stock generally occurs on the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or, if shares of Common Stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which shares of Common Stock are then traded, and (B) there is no Market Disruption Event. If shares of Common Stock are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means the Person acting as transfer agent for the Series A Preferred Stock.

“VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CTLT <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by us in good faith. The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed, or, if shares of Common Stock are not then listed on a U.S. national or regional securities exchange, the principal other market on which shares of Common Stock are then traded, to open for trading during its regular trading session on such date, or (B) the occurrence or existence, for more than one half-hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) of shares of Common Stock or, if traded on such exchange, of any option, contract or future contract relating to shares of Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event, and (B) trading of shares of Common Stock generally occurs on the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or, if shares of Common Stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which shares of Common Stock are then traded. If shares of Common Stock are not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Year Five Price” means the 60-Day VWAP measured as of May 17, 2024.

“Year Four Price” means the 60-Day VWAP measured as of May 17, 2023.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of shares of our common stock and Series A Preferred Stock. This summary is limited to holders that hold shares of our common stock and Series A Preferred Stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular investment or other circumstances. Accordingly, all prospective holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of shares of our common stock and Series A Preferred Stock.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income tax consequences of owning and disposing of our common stock and Series A Preferred Stock as described in this summary. There can be no assurance that the IRS will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the ownership or disposition of shares of our common stock or Series A Preferred Stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock or Series A Preferred Stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold shares of our common stock or Series A Preferred Stock should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of shares of our common stock or Series A Preferred Stock that are applicable to them.

This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, and does not address other U.S. federal tax consequences, including, for example, estate or gift tax consequences. In addition, this summary does not consider any specific fact or circumstance that may apply to a holder and does not address any special tax rule that may apply to a particular holder, such as:

•

a holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, accrual method taxpayer for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to our common stock or Series A Preferred Stock as a result of such income being recognized on an applicable financial statement, controlled foreign corporation, passive foreign investment company, real estate investment trust or regulated investment company;

•

a holder holding shares of our common stock or Series A Preferred Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a holder that holds or receives shares of our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	a holder that has elected mark-to-market tax accounting or is subject to the alternative minimum tax; or

•	a holder that at any time owns, directly, indirectly or constructively, 5% or more of the outstanding shares of our common stock or Series A Preferred Stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds shares of our common stock or Series A Preferred Stock.

Each holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of shares of our common stock and Series A Preferred Stock.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of shares of our common stock or Series A Preferred Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Distributions on Our Common Stock and Series A Preferred Stock

In general, distributions of cash or property with respect to our common stock or Series A Preferred Stock, as applicable (other than (1) certain pro rata distributions of our stock and (2) distributions on shares of the Series A Preferred Stock as a result of increasing the stated value of shares of the Series A Preferred Stock, described below under “—Increases of the Stated Value of the Series A Preferred Stock”), will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock and will reduce (but not below zero) such U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock. Any remaining excess will be treated as gain from a disposition of shares of our common stock or Series A Preferred Stock subject to the tax treatment described below in “—Sales or Other Dispositions of Shares of Our Common Stock or Series A Preferred Stock.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current or accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current or accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in its shares of common stock or Series A Preferred Stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Increases of the Stated Value of the Series A Preferred Stock

If we make a distribution on the Series A Preferred Stock by increasing the stated value of the Series A Preferred Stock, the tax treatment to a U.S. Holder of such distribution will depend on whether (1) the Series A Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (2) cash distributions are made on our common stock. We intend to treat the Series A Preferred Stock as stock that participates in corporate growth to a significant extent. This treatment, however, is not free from doubt, and there can be no assurance that the IRS will agree that the Series A Preferred Stock should be treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires shares of our Series A Preferred Stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the common stock, the tax treatment of a distribution on the Series A Preferred Stock in the form of increasing the stated value of the Series A Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” if a cash distribution is made on shares of the common stock within 36 months before or after a distribution on shares of the Series A Preferred Stock in the form of increasing the stated value of the shares of the Series A Preferred Stock. If no such cash distribution is made on shares of the common stock, such a distribution may be a tax-free distribution. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if we also make a cash distribution on shares of our common stock.

If the Series A Preferred Stock is treated as not participating in corporate growth to a significant extent, whether or not cash distributions are also made on the common stock, the fair market value of the amount of increase in the stated value of the Series A Preferred Stock will be treated as a taxable distribution to the U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock.” A U.S. Holder’s tax basis in its shares of Series A Preferred Stock will increase by the fair market value of the amount of increase in the stated value of its shares of Series A Preferred Stock on the distribution date.

Adjustment of Conversion Price

The conversion price of the Series A Preferred Stock is subject to adjustment under certain circumstances. Applicable U.S. Treasury regulations treat a U.S. Holder of shares of Series A Preferred Stock as having received a constructive distribution includible in such U.S. Holder’s income in the manner described above under “—Distributions on Our Common Stock and Series A Preferred Stock” if and to the extent that certain adjustments in the conversion price (or certain other transactions that do not require an adjustment in the conversion price) increase the U.S. Holder’s proportionate interest in our earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the U.S. Holders of shares of the Series A Preferred Stock will generally not be considered to result in a constructive dividend distribution. However, certain of the possible conversion price adjustments provided in the Series A Preferred Stock may give rise to a deemed taxable dividend to the U.S. Holders of shares of the Series A Preferred Stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, U.S. Holders may recognize taxable income even though such U.S. Holders may not receive any cash or property. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed U.S. Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Conversion of Series A Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into common stock, except that (1) a U.S. Holder’s receipt of cash (if any) in respect of accrued and unpaid dividends will be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” (2) a U.S. Holder’s receipt of shares of common stock (if any) in respect of accrued and unpaid dividends or dividends in arrears may be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock” as if the U.S. Holder had received cash in respect of such accrued dividends or dividends in arrears equal to the fair market value of such shares of common stock on the date of conversion if the Series A Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (3) a U.S. Holder’s receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of common stock and the U.S. Holder’s tax basis in the fractional share of common stock).

Except as discussed in the next sentence, a U.S. Holder’s basis in shares of common stock received upon conversion of shares of the Series A Preferred Stock (and any fractional share of common stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of common stock will include the holding period of the converted shares of Series A Preferred Stock. Shares of common stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion and a new holding period that will commence on the day after the conversion.

Sales or Other Dispositions of Shares of Our Common Stock or Series A Preferred Stock

A U.S. Holder will generally recognize gain or loss on the sale, exchange, or other taxable disposition of its shares of common stock or Series A Preferred Stock equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such shares. This gain or loss generally will be capital gain or loss. and the capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder has held the shares for more than one year. Long-term capital gains of non-corporate U.S. Holders are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

In the event that a U.S. Holder’s shares of Series A Preferred Stock are redeemed, or if we purchase a U.S. Holder’s shares of common stock or Series A Preferred Stock in an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption (or purchase) by us qualifies as a sale of shares of common stock or Series A Preferred Stock under Section 302 of the Code. If the redemption (or purchase) by us qualifies as a sale, the U.S. Holder will generally be treated as described in the immediately preceding paragraph. If the redemption (or purchase) by us does not qualify as a sale, the U.S. Holder will be treated as receiving a distribution with the tax consequences described above under “—Distributions on Our Common Stock and Series A Preferred Stock.” A redemption (or purchase) by us of shares of common stock or Series A Preferred Stock generally will be treated as a sale of such shares (rather than as a distribution) if the redemption (or purchase) by us (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. U.S. Holders should consult with their own tax advisors as to whether any of the foregoing tests is satisfied and the tax consequences of a redemption (or purchase) by us.

Backup Withholding and Information Reporting

In general, backup withholding (currently at a rate of 24%) may apply to a U.S. Holder with respect to payments of dividends on, and the proceeds of the disposition of, shares of common stock or Series A Preferred Stock if the U.S. Holder fails to provide a correct taxpayer identification number or otherwise comply with the applicable requirements of the backup withholding rules and such U.S. Holder does not otherwise establish an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (which may result in the U.S. Holder being entitled to a refund), provided the required information is timely furnished to the IRS. In general, information reporting requirements may apply to distributions on (including constructive distributions for U.S. federal income tax purposes), or to the proceeds of a disposition of, shares of common stock or Series A Preferred Stock received by a U.S. Holder.

Non-U.S. Holders

As used in this summary, the term “Non-U.S. Holder” means any beneficial owner of our common stock or Series A Preferred Stock that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Distributions on Our Common Stock and Series A Preferred Stock

In general, distributions of cash or property with respect to our common stock or Series A Preferred Stock, as applicable (other than (1) certain pro rata distributions of our stock and (2) distributions on shares of the Series A Preferred Stock as a result of increasing the stated value of shares of the Series A Preferred Stock, described below under “—Increases of the Stated Value of the Series A Preferred Stock”), will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its shares of common stock or Series A Preferred Stock. Any remaining excess will be treated as gain from a disposition of shares of our common stock or Series A Preferred Stock subject to the tax treatment described below in “—Sales or Other Dispositions of Shares of Our Common Stock or Series A Preferred Stock.”

Distributions on our common stock or Series A Preferred Stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold shares of our common stock or Series A Preferred Stock.

Distributions on our common stock or Series A Preferred Stock that are treated as dividends, and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or Series A Preferred Stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Increases of the Stated Value of the Series A Preferred Stock

If we make a distribution on the Series A Preferred Stock by increasing the stated value of the Series A Preferred Stock, the tax treatment to a Non-U.S. Holder of such distribution will depend on whether (1) the Series A Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (2) cash distributions are made on the common stock. As discussed above in “—U.S. Holders—Increases of the Stated Value of the Series A Preferred Stock,” we intend to treat the Series A Preferred Stock as stock that participates in corporate growth to a significant extent. This view, however, is not free from doubt, and there can be no assurance that the IRS will agree that the Series A Preferred Stock should be treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations. In general, a Non-U.S. Holder is bound by our determination, unless the Non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires shares of our Series A Preferred Stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the common stock, the tax treatment of a distribution on the Series A Preferred Stock in the form of increasing the stated value of the Series A Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the Non-U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” if a cash distribution is made on the common stock within 36 months before or after a distribution on the Series A Preferred Stock in the form of increasing the stated value of the Series A Preferred Stock. Any withholding obligation imposed on such a taxable distribution will reduce the amount of the stated value increase to such holder by 30% unless the applicable withholding rate is reduced or eliminated by an applicable tax treaty. If no such cash distribution is made on the common stock, such a distribution may be a tax-free distribution. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if we also make a cash distribution on shares of our common stock.

If the Series A Preferred Stock is treated as not participating in corporate growth to a significant extent, whether or not cash distributions are also made on the common stock, the fair market value of the amount of increase in the stated value of the Series A Preferred Stock will be treated as a taxable distribution to the Non-U.S. Holder, as described above under “—Distributions on Our Common Stock and Series A Preferred Stock.” A Non-U.S. Holder’s tax basis in such Series A Preferred Stock will increase by the fair market value of the amount of increase in the stated value of the Series A Preferred Stock on the distribution date.

Adjustment of Conversion Price

As described above under “—U.S. Holders—Adjustment of Conversion Rate,” applicable U.S. Treasury regulations treat a holder of Series A Preferred Stock as having received a constructive distribution includible in such holder’s taxable income in the manner described above under “—Distributions on Our Common Stock and

Series A Preferred Stock” if and to the extent that certain adjustments in the conversion price (or certain other transactions that do not require an adjustment in the conversion price) result in an in increase the holder’s proportionate interest in our earnings and profits. Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty. However, any constructive dividend that is effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be taxed as described above under “—Distributions on Our Common Stock and Series A Preferred Stock.”

Conversion of Series A Preferred Stock into Common Stock

A Non-U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into common stock, except that (1) a Non-U.S. Holder’s receipt of cash (if any) in respect of accrued and unpaid dividends will be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock,” (2) a Non-U.S. Holder’s receipt of shares of common stock (if any) in respect of accrued and unpaid dividends or dividends in arrears may be taxable as described above under “—Distributions on Our Common Stock and Series A Preferred Stock” as if the Non-U.S. Holder had received cash in respect of such accrued dividends or dividends in arrears equal to the fair market value of such shares of common stock on the date of conversion if the Series A Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (3) a Non-U.S. Holder’s receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of common stock and the Non-U.S. Holder’s tax basis in the fractional share of common stock).

Except as discussed in the next sentence, a Non-U.S. Holder’s basis in shares of common stock received upon conversion of shares of the Series A Preferred Stock (and any fractional share of common stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of common stock will include the holding period of the converted shares of Series A Preferred Stock. Shares of common stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion and a new holding period that will commence on the day after the conversion.

Sales or Other Dispositions of Shares of Our Common Stock and Series A Preferred Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on any sale or other disposition of our common stock or Series A Preferred Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•

the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock or Series A Preferred Stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We currently do not treat the Company as, and do not anticipate that the Company will become in the future, a United States real property holding corporation. However, because the determination of whether the Company is a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If the Company were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of the shares of our common stock or Series A Preferred Stock outstanding at all times during the applicable period, provided that the class of shares held by such Non-U.S. Holder is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock and Series A Preferred Stock will be regularly traded on an established securities market for purposes of the rules described above. In particular, we do not intend to register the shares of Series A Preferred Stock for trading on any securities exchange. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if the Company is, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock or Series A Preferred Stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock or Series A Preferred Stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty or agreement.

The gross proceeds from sales or other dispositions of shares of our common stock or Series A Preferred Stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of shares of our common stock or Series A Preferred Stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells shares of our common stock or Series A Preferred Stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of shares of our common stock or Series A Preferred Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related U.S. Treasury guidance (commonly referred to as “FATCA”) impose a U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock and Series A Preferred Stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of shares of our common stock and Series A Preferred Stock). Under proposed U.S. Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its shares of common stock or Series A Preferred Stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

PLAN OF DISTRIBUTION

The securities offered hereby are being registered to permit the holders of the securities the ability to offer and sell the securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling stockholders of our Series A Preferred Stock or common stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for any underwriting discounts, selling commissions or concessions or agency fees.

As used in this section, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus.

The selling stockholders may sell the securities covered by this prospectus from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such holders and underwriters, broker-dealers or agents who may receive discounts, commissions, concessions or fees in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions, including directly to one or more purchasers;

•	through the creation or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	pledges of the securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the securities;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers on a best-efforts basis;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through agents; or

•	through a combination of any of the above or by any other legally available means.

The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling stockholders also may transfer, donate and pledge offered securities, in which case the donees, pledgees, transferees or other successors-in-interest may be deemed selling stockholders for purposes of this transaction.

To the extent required, each time that selling stockholders sell securities covered by this prospectus, we will provide a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus, that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including:

•	the name or names of any underwriter, broker-dealer or agent and the amounts of securities underwritten or purchased by each of them;

•

any public offering price, the purchase price of the securities, and any underwriting discount, commission, fee, or other item constituting underwriters’ or agents’ compensation and any discount, commission or concession allowed or reallowed or paid to any broker-dealer;

•	any delayed delivery arrangement;

•	any option under which any underwriter may purchase additional securities from the selling stockholders; and

•	any securities exchange or market on which the securities may be listed or traded.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, commissions or concessions from the underwriters or commissions from the purchasers for whom they may act as agent. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent contained in an underwriting agreement that the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any option to purchase additional securities), unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.

The selling stockholders may sell the securities covered by this prospectus to broker-dealers as principals. The selling stockholders may negotiate and pay discounts, commissions or concessions for their services. The broker-dealer may then resell such securities to the public either at varying prices to be determined by the broker-dealer or at a fixed offering price agreed to with the selling stockholders at the time of resale. Broker-dealers engaged by the selling stockholders may allow other dealers to participate in resales.

The selling stockholders may sell the securities covered by this prospectus through agents from time to time. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

The selling stockholders may sell the securities covered by this prospectus directly to purchasers. In this case, the selling stockholders may not engage underwriters, broker-dealers or agents in the offer and sale of such securities.

Any underwriter, broker-dealer (including selling stockholders who are registered broker-dealers) or agent that participates in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” as defined in the Securities Act. Any commission or fee paid or any discount or concession allowed to any such person, and any profit such person may receive on resale of the securities (including profits on the sale of securities by any selling stockholder deemed to be an “underwriter”), may be deemed to be underwriting discounts and commissions under the Securities Act. Any offering price and any underwriting discount or commission or agency fee and other item constituting underwriters’ or agents’ compensation and any discount, commission or concession allowed or reallowed or paid to any broker-dealer may be changed from time to time.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

In connection with an offering, certain persons participating in the offering, including without limitation underwriters or agents, may purchase and sell securities in the open market. These transactions may include stabilizing transactions, short sales, syndicate covering transactions and penalty bids.

Stabilizing transactions, which consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, may include making short sales, which involves the sale by the underwriters or agents of a greater number of securities than they are required to purchase, and purchasing securities on the open market to cover positions created by short sales. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities covered by this prospectus, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, if any, in the over-the-counter market or otherwise.

Our common stock is listed on the NYSE under the symbol “CTLT.” Our Series A Preferred Stock is not listed on any exchange, and we do not intend to list our Series A Preferred Stock on any exchange.

Pursuant to the registration rights agreement between us and the selling stockholders, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and the selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of Series A Preferred Stock or common stock against certain liabilities, including liabilities arising under the Securities Act.

Underwriters, broker-dealers, agents and their affiliates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business, including commercial banking transactions and services.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale by the selling stockholders of the offered securities. The selling stockholders may decide to sell all or a portion of the securities offered by them pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may transfer, sell, or dispose of the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, certain legal matters will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of Catalent, Inc. appearing in Catalent, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2019, and the effectiveness of Catalent, Inc.’s internal control over financial reporting as of June 30, 2019 (excluding the internal control over financial reporting of Paragon), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Catalent, Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Paragon from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the financial statements of Paragon Bioservices, Inc. for the year ended December 31, 2018, which is included in our Current Report on Form 8-K/A filed on June 24, 2019, as set forth in their report, which is incorporated by reference in this prospectus. The audited financial statements of Paragon Bioservices, Inc. are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. For further information about us and our securities, we refer you to the registration statement and to its exhibits. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Our SEC filings may also be found in the “Investors” section of our website at www.catalent.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC will automatically update and supersede related previously filed information. This prospectus incorporates by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (other than documents and information furnished to and not filed with the SEC in accordance with SEC rules, unless expressly stated otherwise therein) and prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

•	our Current Report on Form 8-K/A, filed on June 24, 2019 and our Current Report on Form 8-K, filed on September 13, 2019; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on July 31, 2014, including all amendments and reports filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequent prospectus supplement to this prospectus or in any document subsequently filed with the SEC which is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC. See “Where You Can Find More Information.” We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to:

Catalent, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Attn: Corporate Secretary

Tel.: (732) 537-6200

Email: CorpSec@catalent.com

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Catalent, Inc.

Common stock

PROSPECTUS SUPPLEMENT

February 6, 2022